Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2014 and 2013, and for Each of the
Three Years in the Period Ended December 31, 2014

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2014	2013
Assets
Cash and cash equivalents	$3,321	$3,175
Receivables	124	115
Inventories:
Leaf tobacco	991	933
Other raw materials	200	180
Work in process	429	394
Finished product	420	372
	2,040	1,879
Deferred income taxes	1,143	1,100
Other current assets	250	321
Total current assets	6,878	6,590

Property, plant and equipment, at cost:
Land and land improvements	293	291
Buildings and building equipment	1,323	1,308
Machinery and equipment	2,986	3,111
Construction in progress	153	107
	4,755	4,817
Less accumulated depreciation	2,772	2,789
	1,983	2,028

Goodwill	5,285	5,174
Other intangible assets, net	12,049	12,058
Investment in SABMiller	6,183	6,455
Finance assets, net	1,614	1,997
Other assets	483	557
Total Assets	$34,475	$34,859

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2014	2013
Liabilities
Current portion of long-term debt	$1,000	$525
Accounts payable	416	409
Accrued liabilities:
Marketing	618	512
Employment costs	186	255
Settlement charges	3,500	3,391
Other	925	1,007
Dividends payable	1,028	959
Total current liabilities	7,673	7,058

Long-term debt	13,693	13,992
Deferred income taxes	6,088	6,854
Accrued pension costs	1,012	212
Accrued postretirement health care costs	2,461	2,155
Other liabilities	503	435
Total liabilities	31,430	30,706
Contingencies (Note 18)
Redeemable noncontrolling interest	35	35
Stockholders’ Equity
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,735	5,714
Earnings reinvested in the business	26,277	25,168
Accumulated other comprehensive losses	(2,682)	(1,378)
Cost of repurchased stock (834,486,794 shares at December 31, 2014 and 812,482,035 shares at December 31, 2013)	(27,251)	(26,320)
Total stockholders’ equity attributable to Altria Group, Inc.	3,014	4,119
Noncontrolling interests	(4)	(1)
Total stockholders’ equity	3,010	4,118
Total Liabilities and Stockholders’ Equity	$34,475	$34,859

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2014	2013	2012
Net revenues	$24,522	$24,466	$24,618
Cost of sales	7,785	7,206	7,937
Excise taxes on products	6,577	6,803	7,118
Gross profit	10,160	10,457	9,563
Marketing, administration and research costs	2,539	2,340	2,301
Changes to Mondelēz and PMI tax-related receivables/payables	2	22	(52)
Asset impairment and exit costs	(1)	11	61
Operating income	7,620	8,084	7,253
Interest and other debt expense, net	808	1,049	1,126
Loss on early extinguishment of debt	44	1,084	874
Earnings from equity investment in SABMiller	(1,006)	(991)	(1,224)
Earnings before income taxes	7,774	6,942	6,477
Provision for income taxes	2,704	2,407	2,294
Net earnings	5,070	4,535	4,183
Net earnings attributable to noncontrolling interests	—	—	(3)
Net earnings attributable to Altria Group, Inc.	$5,070	$4,535	$4,180
Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.56	$2.26	$2.06

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2014	2013	2012
Net earnings	$5,070	$4,535	$4,183
Other comprehensive earnings (losses), net of deferred income taxes:
Currency translation adjustments	(2)	(2)	—
Benefit plans	(767)	1,141	(352)
SABMiller	(535)	(477)	199
Other comprehensive (losses) earnings, net of deferred income taxes	(1,304)	662	(153)

Comprehensive earnings	3,766	5,197	4,030
Comprehensive earnings attributable to noncontrolling interests	—	—	(3)
Comprehensive earnings attributable to Altria Group, Inc.	$3,766	$5,197	$4,027

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2014	2013	2012
Cash Provided by (Used in) Operating Activities
Net earnings	$5,070	$4,535	$4,183
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	208	212	225
Deferred income tax benefit	(129)	(86)	(929)
Earnings from equity investment in SABMiller	(1,006)	(991)	(1,224)
Dividends from SABMiller	456	439	402
Loss on early extinguishment of debt	44	1,084	874
IRS payment related to the Closing Agreement	—	—	(456)
Cash effects of changes, net of the effects from acquisition of Green Smoke:
Receivables, net	(8)	78	202
Inventories	(184)	(133)	33
Accounts payable	(5)	(76)	(13)
Income taxes	1	(95)	883
Accrued liabilities and other current assets	(107)	(107)	(14)
Accrued settlement charges	109	(225)	103
Pension plan contributions	(15)	(393)	(557)
Pension provisions and postretirement, net	21	177	192
Other	208	(44)	(19)
Net cash provided by operating activities	4,663	4,375	3,885

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2014	2013	2012
Cash Provided by (Used in) Investing Activities
Capital expenditures	$(163)	$(131)	$(124)
Acquisition of Green Smoke, net of acquired cash	(102)	—	—
Proceeds from finance assets	369	716	1,049
Other	73	17	(5)
Net cash provided by investing activities	177	602	920
Cash Provided by (Used in) Financing Activities
Long-term debt issued	999	4,179	2,787
Long-term debt repaid	(825)	(3,559)	(2,600)
Repurchases of common stock	(939)	(634)	(1,082)
Dividends paid on common stock	(3,892)	(3,612)	(3,400)
Financing fees and debt issuance costs	(7)	(39)	(22)
Premiums and fees related to early extinguishment of debt	(44)	(1,054)	(864)
Other	14	17	6
Net cash used in financing activities	(4,694)	(4,702)	(5,175)
Cash and cash equivalents:
Increase (decrease)	146	275	(370)
Balance at beginning of year	3,175	2,900	3,270
Balance at end of year	$3,321	$3,175	$2,900
Cash paid: Interest	$820	$1,099	$1,219
Income taxes	$2,765	$2,448	$3,338

 See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria Group, Inc.
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity
Balances, December 31, 2011	$935	$5,674	$23,583	$(1,887)	$(24,625)	$3	$3,683
Net earnings (1)	—	—	4,180	—	—	—	4,180
Other comprehensive losses, net of deferred income taxes	—	—	—	(153)	—	—	(153)
Stock award activity	—	14	—	—	10	—	24
Cash dividends declared ($1.70 per share)	—	—	(3,447)	—	—	—	(3,447)
Repurchases of common stock	—	—	—	—	(1,116)	—	(1,116)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2012	935	5,688	24,316	(2,040)	(25,731)	2	3,170
Net earnings (losses)(1)	—	—	4,535	—	—	(3)	4,532
Other comprehensive earnings, net of deferred income taxes	—	—	—	662	—	—	662
Stock award activity	—	26	—	—	11	—	37
Cash dividends declared ($1.84 per share)	—	—	(3,683)	—	—	—	(3,683)
Repurchases of common stock	—	—	—	—	(600)	—	(600)
Balances, December 31, 2013	935	5,714	25,168	(1,378)	(26,320)	(1)	4,118
Net earnings (losses) (1)	—	—	5,070	—	—	(3)	5,067
Other comprehensive losses, net of deferred income taxes	—	—	—	(1,304)	—	—	(1,304)
Stock award activity	—	21	—	—	8	—	29
Cash dividends declared ($2.00 per share)	—	—	(3,961)	—	—	—	(3,961)
Repurchases of common stock	—	—	—	—	(939)	—	(939)
Balances, December 31, 2014	$935	$5,735	$26,277	$(2,682)	$(27,251)	$(4)	$3,010

(1) Net earnings/losses attributable to noncontrolling interests for each of the years ended December 31, 2014, 2013 and 2012 exclude net earnings of $3 million due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section in the consolidated balance sheets at
December 31, 2014, 2013 and 2012. See Note 18.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 1.     Background and Basis of Presentation
▪Background: At December 31, 2014, Altria Group, Inc.’s wholly-owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged predominantly in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco, and is a wholly-owned subsidiary of PM USA; and UST LLC (“UST”), which through its wholly-owned subsidiaries, including U.S. Smokeless Tobacco Company LLC (“USSTC”) and Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), is engaged in the manufacture and sale of smokeless tobacco products and wine. Altria Group, Inc.’s other operating companies included Nu Mark LLC (“Nu Mark”), a wholly-owned subsidiary that is engaged in the manufacture and sale of innovative tobacco products, and Philip Morris Capital Corporation (“PMCC”), a wholly-owned subsidiary that maintains a portfolio of finance assets, substantially all of which are leveraged leases. Other Altria Group, Inc. wholly-owned subsidiaries included Altria Group Distribution Company, which provides sales, distribution and consumer engagement services to certain Altria Group, Inc. operating subsidiaries, and Altria Client Services Inc., which provides various support services, such as legal, regulatory, finance, human resources and external affairs, to Altria Group, Inc. and its subsidiaries. Altria Group, Inc.’s access to the operating cash flows of its wholly-owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. At December 31, 2014, Altria Group, Inc.’s principal wholly-owned subsidiaries were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
At December 31, 2014, Altria Group, Inc. also held approximately 27% of the economic and voting interest of SABMiller plc (“SABMiller”), which Altria Group, Inc. accounts for under the equity method of accounting. Altria Group, Inc. receives cash dividends on its interest in SABMiller if and when SABMiller pays such dividends.

▪
Dividends and Share Repurchases: During the third quarter of 2014, Altria Group, Inc.’s Board of Directors (the “Board of Directors”) approved an 8.3% increase in the quarterly dividend rate to $0.52 per common share versus the previous rate of $0.48 per common share. The current annualized dividend rate is $2.08 per Altria Group, Inc. common share. Future dividend payments remain subject to the discretion of the Board of Directors.

In October 2011, the Board of Directors authorized a $1.0 billion share repurchase program and expanded it to $1.5 billion in October 2012 (as expanded, the “October 2011 share repurchase program”). During the first quarter of 2013, Altria Group, Inc. completed the October 2011 share repurchase program, under which Altria Group, Inc. repurchased a total of 48.3 million shares of its common stock at an average price of $31.06 per share.

In April 2013, the Board of Directors authorized a $300 million share repurchase program and expanded it to $1.0 billion in August 2013 (as expanded, the “April 2013 share repurchase program”). During the third quarter of 2014, Altria Group, Inc. completed the April 2013 share repurchase program, under which Altria Group, Inc. repurchased a total of 27.1 million shares of its common stock at an average price of $36.97 per share.
In July 2014, the Board of Directors authorized a $1.0 billion share repurchase program (the “July 2014 share repurchase program”). During 2014, Altria Group, Inc. repurchased 10.4 million shares of its common stock (at an aggregate cost of approximately $482 million, and at an average price of $46.41 per share) under the July 2014 share repurchase program. At December 31, 2014, Altria Group, Inc. had approximately $518 million remaining in the July 2014 share repurchase program. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board of Directors.
For the years ended December 31, 2014, 2013 and 2012, Altria Group, Inc.’s total share repurchase activity was as follows:

	2014	2013	2012
	(in millions, except per share data)
Total number of shares repurchased	22.5	16.7	34.9
Aggregate cost of shares repurchased	$939	$600	$1,116
Average price per share of shares repurchased	$41.79	$36.05	$32.00
▪Basis of Presentation: The consolidated financial statements include Altria Group, Inc., as well as its wholly-owned and majority-owned subsidiaries. Investments in which Altria Group, Inc. exercises significant influence are accounted for under the equity method of accounting. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, marketing programs, income taxes, and the allowance for losses and estimated residual values of finance leases. Actual results could differ from those estimates.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization, Impairment Testing and Asset Valuation: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria Group, Inc. reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. Altria Group, Inc. also reviews the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
Altria Group, Inc. conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria Group, Inc. to perform an interim review. If the carrying value of goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, the intangible asset is considered impaired and is reduced to fair value.
▪Employee Benefit Plans: Altria Group, Inc. provides a range of benefits to its employees and retired employees, including pensions, postretirement health care and postemployment benefits (primarily severance). Altria Group, Inc. records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
Altria Group, Inc. recognizes the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet and records as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost.
▪Environmental Costs: Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.’s consolidated results of operations, capital expenditures, financial position or cash flows (see Note 18. Contingencies - Environmental Regulation).
▪Fair Value Measurements: Altria Group, Inc. measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria Group, Inc. uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Finance Leases: Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant after-tax rates of return on the positive net investment balances. Investments in leveraged leases are stated net of related nonrecourse debt obligations.
Finance leases include unguaranteed residual values that represent PMCC’s estimates at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease terms. The estimated residual values are reviewed annually by PMCC’s management. This review includes analysis of a number of factors, including activity in the relevant industry. If necessary, revisions are recorded to reduce the residual values.
PMCC considers rents receivable past due when they are

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

beyond the grace period of their contractual due date. PMCC stops recording income (“non-accrual status”) on rents receivable when contractual payments become 90 days past due or earlier if management believes there is significant uncertainty of collectability of rent payments, and resumes recording income when collectability of rent payments is reasonably certain. Payments received on rents receivable that are on non-accrual status are used to reduce the rents receivable balance. Write-offs to the allowance for losses are recorded when amounts are deemed to be uncollectible.
▪Guarantees: Altria Group, Inc. recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Altria Group, Inc. records a valuation allowance when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Altria Group, Inc. recognizes a benefit for uncertain tax positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on its consolidated statements of earnings.
▪Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to determine the cost of substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out and average cost methods. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be used within one year.
▪Litigation Contingencies and Costs: Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs on the consolidated statements of earnings.

▪Marketing Costs: Altria Group, Inc.’s businesses promote their products with consumer engagement programs, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives, event marketing and volume-based incentives. Consumer engagement programs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues, a portion of which is based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. For interim reporting purposes, consumer engagement programs and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Altria Group, Inc.’s businesses recognize revenues, net of sales incentives and sales returns, and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Payments received in advance of revenue recognition are deferred and recorded in other accrued liabilities until revenue is recognized. Altria Group, Inc.’s businesses also include excise taxes billed to customers in net revenues. Shipping and handling costs are classified as part of cost of sales.
▪Stock-Based Compensation: Altria Group, Inc. measures compensation cost for all stock-based awards at fair value on date of grant and recognizes compensation expense over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant.
▪New Accounting Standards: In May 2014, the Financial Accounting Standards Board issued authoritative guidance for recognizing revenue from contracts with customers. The objective of this guidance is to establish principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. For Altria Group, Inc., the new guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. Altria Group, Inc. is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 3. Acquisition of Green Smoke
In April 2014, Nu Mark acquired the e-vapor business of Green Smoke, Inc. and its affiliates (“Green Smoke”) for a total purchase price of up to approximately $130 million, which includes contingent consideration. The acquisition complements Nu Mark’s capabilities and enhances its competitive position by adding e-vapor experience, broadening product offerings and strengthening supply chain capabilities.
Green Smoke’s financial position and results of operations have been consolidated with Altria Group, Inc. as of April 1, 2014.
Pro forma results, as well as net revenues and net earnings for Green Smoke subsequent to the acquisition, have not been presented because the acquisition of Green Smoke is not material to Altria Group, Inc.’s consolidated results of operations.
The following amounts represent the fair value of identifiable assets acquired and liabilities assumed in the Green Smoke acquisition, which will be finalized during the first quarter of 2015:

(in millions)
Cash and cash equivalents	$3
Inventory and other current assets	12
Indefinite-lived intangible asset - trademark	10
Definite-lived intangible assets	1
Current liabilities	(8)
Other assets and liabilities, net	1
Total identifiable net assets	19
Total purchase price	130
Goodwill	$111
Costs incurred to effect the acquisition, as well as integration costs, are being recognized as expenses in the periods in which the costs are incurred. For the year ended December 31, 2014, Altria Group, Inc. incurred $28 million of pre-tax integration and acquisition-related costs, consisting primarily of contract termination costs, transaction costs and inventory adjustments, which were included in Altria Group, Inc.’s consolidated statement of earnings.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Smokeable products	$77	$77	$2,937	$2,954
Smokeless products	5,023	5,023	8,833	8,836
Wine	74	74	268	268
Other	111	—	11	—
Total	$5,285	$5,174	$12,049	$12,058
Goodwill relates to Altria Group, Inc.’s 2014 acquisition of Green Smoke, 2009 acquisition of UST and 2007 acquisition of Middleton.
Other intangible assets consisted of the following:

	December 31, 2014		December 31, 2013
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,711	$—	$11,701	$—
Definite-lived intangible assets	465	127	464	107
Total other intangible assets	$12,176	$127	$12,165	$107
Indefinite-lived intangible assets consist substantially of trademarks from Altria Group, Inc.’s 2009 acquisition of UST ($9.1 billion) and 2007 acquisition of Middleton ($2.6 billion). Definite-lived intangible assets, which consist primarily of customer relationships and certain cigarette trademarks, are amortized over periods up to 25 years. Pre-tax amortization expense for definite-lived intangible assets during each of the years ended December 31, 2014, 2013 and 2012, was $20 million. Annual amortization expense for each of the next five years is estimated to be approximately $20 million, assuming no additional transactions occur that require the amortization of intangible assets.
During 2014, 2013 and 2012, Altria Group, Inc. completed its quantitative annual impairment test of goodwill and indefinite-

lived intangible assets, and no impairment charges resulted.
For the years ended December 31, 2014, 2013, and 2012, there have been no changes in goodwill and the gross carrying amount of other intangible assets except for the 2014 acquisition of Green Smoke. In addition, there were no accumulated impairment losses related to goodwill and other intangible assets, net at December 31, 2014 and 2013.
Note 5. Inventories
The cost of approximately 66% and 67% of inventories at December 31, 2014 and 2013, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.7 billion lower than the current cost of inventories at December 31, 2014 and 2013.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 6. Investment in SABMiller
At December 31, 2014, Altria Group, Inc. held approximately 27% of the economic and voting interest of SABMiller. Altria Group, Inc. accounts for its investment in SABMiller under the equity method of accounting.
Pre-tax earnings from Altria Group, Inc.’s equity investment in SABMiller were $1,006 million, $991 million and $1,224 million for the years ended December 31, 2014, 2013 and 2012, respectively. Altria Group, Inc.’s pre-tax earnings from its equity investment in SABMiller for the year ended December 31, 2012 included its share of pre-tax non-cash gains of $342 million resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel.
Summary financial data of SABMiller is as follows:

	At December 31,
(in millions)	2014	2013
Current assets	$5,878	$5,833
Long-term assets	$43,812	$48,460
Current liabilities	$10,051	$8,177
Long-term liabilities	$14,731	$20,315
Noncontrolling interests	$1,241	$1,202

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Net revenues	$22,380	$22,684	$23,449
Operating profit	$4,478	$4,201	$5,243
Net earnings	$3,532	$3,375	$4,362
The fair value of Altria Group, Inc.’s equity investment in SABMiller is based on unadjusted quoted prices in active markets and is classified in Level 1 of the fair value hierarchy. The fair value of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2014 and 2013, was $22.5 billion and $22.1 billion, respectively, as compared with its carrying value of $6.2 billion and $6.5 billion, respectively.
At December 31, 2014, Altria Group, Inc.’s earnings reinvested in the business on its consolidated balance sheet included approximately $3.0 billion of undistributed earnings from its equity investment in SABMiller.
Note 7. Finance Assets, net
In 2003, PMCC ceased making new investments and began focusing exclusively on managing its portfolio of finance assets in order to maximize its operating results and cash flows from its existing lease portfolio activities and asset sales. Accordingly, PMCC’s operating companies income will fluctuate over time as investments mature or are sold.
     At December 31, 2014, finance assets, net, of $1,614 million were comprised of investments in finance leases of $1,656 million, reduced by the allowance for losses of $42 million. At December 31, 2013, finance assets, net, of $1,997 million were comprised of investments in finance leases of $2,049 million, reduced by the allowance for losses of $52 million.
During the second quarter of 2012, Altria Group, Inc. entered into a closing agreement (the “Closing Agreement”)

with the Internal Revenue Service (the “IRS”) that conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC. As a result of the Closing Agreement, Altria Group, Inc. recorded a one-time net earnings benefit of $68 million during the second quarter of 2012, due primarily to lower than estimated interest on tax underpayments, which was recorded as follows:

	For the Year Ended December 31, 2012
(in millions)	Net Revenues	Benefit for Income Taxes	Total
Reduction to cumulative lease earnings	$7	$(2)	$5
Interest on tax underpayments	—	(73)	(73)
Total	$7	$(75)	$(68)
    See Note 14. Income Taxes for a further discussion of the Closing Agreement.
A summary of the net investments in finance leases, substantially all of which are leveraged leases, at December 31, 2014 and 2013, before allowance for losses is as follows:

(in millions)	2014	2013
Rents receivable, net	$1,241	$1,495
Unguaranteed residual values	827	1,127
Unearned income	(412)	(573)
Investments in finance leases	1,656	2,049
Deferred income taxes	(1,135)	(1,440)
Net investments in finance leases	$521	$609
Rents receivable, net, represent unpaid rents, net of principal and interest payments on third-party nonrecourse debt. PMCC’s rights to rents receivable are subordinate to the third-party nonrecourse debtholders and the leased equipment is pledged as collateral to the debtholders. The repayment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $2.1 billion and $2.8 billion at December 31, 2014 and 2013, respectively, has been offset against the related rents receivable. There were no leases with contingent rentals in 2014 and 2013.
In 2014 and 2012, PMCC’s annual review of estimated residual values resulted in a decrease of $63 million and $19 million, respectively, to unguaranteed residual values. These decreases in unguaranteed residual values resulted in a reduction to PMCC’s net revenues of $26 million and $8 million in 2014 and 2012, respectively. There were no such adjustments in 2013.
At December 31, 2014, PMCC’s investments in finance leases were principally comprised of the following investment categories: aircraft (39%), rail and surface transport (25%), electric power (21%), real estate (10%) and manufacturing (5%). There were no investments located outside the United States at

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

December 31, 2014 and 2013.
Rents receivable in excess of debt service requirements on third-party nonrecourse debt at December 31, 2014 were as follows:

(in millions)
2015	$229
2016	48
2017	68
2018	154
2019	181
Thereafter	561
Total	$1,241
Included in net revenues for the years ended December 31, 2014, 2013 and 2012 were leveraged lease revenues of $80 million, $209 million and $149 million, respectively. Income tax expense (benefit), excluding interest on tax underpayments, on leveraged lease revenues for the years ended December 31, 2014, 2013 and 2012 was $30 million, $80 million and $54 million, respectively.
Income from investment tax credits on leveraged leases was not significant during 2014, 2013 and 2012.
PMCC maintains an allowance for losses that provides for estimated credit losses on its investments in finance leases. PMCC’s portfolio consists substantially of leveraged leases to a diverse base of lessees participating in a wide variety of industries. Losses on such leases are recorded when probable and estimable. PMCC regularly performs a systematic assessment of each individual lease in its portfolio to determine potential credit or collection issues that might indicate impairment. Impairment takes into consideration both the probability of default and the likelihood of recovery if default were to occur. PMCC considers both quantitative and qualitative factors of each investment when performing its assessment of the allowance for losses.
Quantitative factors that indicate potential default are tied most directly to public debt ratings. PMCC monitors publicly available information on its obligors, including financial statements and credit rating agency reports. Qualitative factors that indicate the likelihood of recovery if default were to occur include, but are not limited to, underlying collateral value, other forms of credit support, and legal/structural considerations impacting each lease. Using available information, PMCC calculates potential losses for each lease in its portfolio based on its default and recovery rating assumptions for each lease. The aggregate of these potential losses forms a range of potential losses which is used as a guideline to determine the adequacy of PMCC’s allowance for losses.
PMCC assesses the adequacy of its allowance for losses relative to the credit risk of its leasing portfolio on an ongoing basis. During 2014, 2013 and 2012, PMCC determined that its allowance for losses exceeded the amount required based on management’s assessment of the credit quality and size of PMCC’s leasing portfolio. As a result, PMCC reduced its allowance for losses by $10 million, $47 million and $10 million for the years ended December 31, 2014, 2013 and 2012, respectively. These decreases to the allowance for losses were recorded as a reduction to marketing, administration and research costs on Altria Group, Inc.’s consolidated statements of earnings. PMCC believes that, as of December 31, 2014, the allowance for losses of $42 million was adequate. PMCC continues to monitor economic and credit conditions, and the individual situations of its lessees and their respective industries, and may increase or decrease its allowance for losses if such conditions change in the future.
The activity in the allowance for losses on finance assets for the years ended December 31, 2014, 2013 and 2012 was as follows:

(in millions)	2014	2013	2012
Balance at beginning of year	$52	$99	$227
Decrease to allowance	(10)	(47)	(10)
Amounts written-off	—	—	(118)
Balance at end of year	$42	$52	$99
As a result of developments related to the American Airlines, Inc. (“American”) bankruptcy filing in 2011, PMCC wrote off $118 million of the related investment in finance lease balance against its allowance for losses during 2012. Also during 2012, PMCC recorded $34 million of pre-tax income primarily related to recoveries from the sale of bankruptcy claims on, as well as the sale of aircraft under, its leases to American. During the first quarter of 2013, PMCC sold its remaining interest in the American aircraft leases.
All PMCC lessees were current on their lease payment obligations as of December 31, 2014.
The credit quality of PMCC’s investments in finance leases as assigned by Standard & Poor’s Ratings Services (“Standard & Poor’s”) and Moody’s Investors Service, Inc. (“Moody’s”) at December 31, 2014 and 2013 was as follows:

(in millions)	2014	2013
Credit Rating by Standard & Poor’s/Moody’s:
“AAA/Aaa” to “A-/A3”	$417	$464
“BBB+/Baa1” to “BBB-/Baa3”	833	927
“BB+/Ba1” and Lower	406	658
Total	$1,656	$2,049
Note 8. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2014 and December 31, 2013, Altria Group, Inc. had no short-term borrowings. The credit line available to Altria Group, Inc. at December 31, 2014 under the Credit Agreement (as defined below) was $3.0 billion.
During the third quarter of 2014, Altria Group, Inc. entered into an extension agreement (the “Extension Agreement”) to amend its $3.0 billion senior unsecured 5-year revolving credit agreement, dated as of August 19, 2013 (the “Credit Agreement”). The Extension Agreement extends the expiration date of the Credit Agreement from August 19, 2018 to August 19, 2019

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

pursuant to the terms of the Credit Agreement. All other terms and conditions of the Credit Agreement remain in full force and effect. The Credit Agreement contains an additional option, subject to certain conditions, for Altria Group, Inc. to extend the expiration date for an additional one-year period.
The Credit Agreement provides for borrowings up to an aggregate principal amount of $3.0 billion. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria Group, Inc.’s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on the London Interbank Offered Rate (“LIBOR”) plus a percentage based on the higher of the ratings of Altria Group, Inc.’s long-term senior unsecured debt from Standard & Poor’s and Moody’s. The applicable percentage based on Altria Group, Inc.’s long-term senior unsecured debt ratings at December 31, 2014 for borrowings under the Credit Agreement was 1.25%. The Credit Agreement does not include any other rating triggers, nor does it contain any provisions that could require the posting of collateral.
The Credit Agreement is used for general corporate purposes and to support Altria Group, Inc.’s commercial paper issuances. The Credit Agreement requires that Altria Group, Inc. maintain (i) a ratio of debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not more than 3.0 to 1.0 and (ii) a ratio of consolidated EBITDA to consolidated interest expense of not less than 4.0 to 1.0, each calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2014, the ratios of debt to consolidated EBITDA and consolidated EBITDA to consolidated interest expense, calculated in accordance with the Credit Agreement, were 1.8 to 1.0 and 9.7 to 1.0, respectively. Altria Group, Inc. expects to continue to meet its covenants associated with the Credit Agreement. The terms “consolidated EBITDA,” “debt” and “consolidated interest expense,” as defined in the Credit Agreement, include certain adjustments.
Any commercial paper issued by Altria Group, Inc. and borrowings under the Credit Agreement are guaranteed by PM USA as further discussed in Note 19. Condensed Consolidating Financial Information.
Note 9. Long-Term Debt
At December 31, 2014 and 2013, Altria Group, Inc.’s long-term debt consisted of the following:

(in millions)	2014	2013
Notes, 2.625% to 10.20%, interest payable semi-annually, due through 2044 (1)	$14,651	$14,475
Debenture, 7.75%, interest payable semi-annually, due 2027	42	42
	14,693	14,517
Less current portion of long-term debt	1,000	525
	$13,693	$13,992
(1) Weighted-average coupon interest rate of 5.7% and 5.9% at December 31, 2014 and 2013, respectively.

Aggregate maturities of long-term debt are as follows:

(in millions)
2015	$1,000
2018	1,656
2019	1,144
2020	1,000
2021	1,500
Thereafter	8,442
Altria Group, Inc.’s estimate of the fair value of its debt is based on observable market information derived from a third party pricing source and is classified in Level 2 of the fair value hierarchy. The aggregate fair value of Altria Group, Inc.’s total long-term debt at December 31, 2014 and 2013, was $17.0 billion and $16.1 billion, respectively, as compared with its carrying value of $14.7 billion and $14.5 billion, respectively.
▪Altria Group, Inc. Senior Notes: On November 14, 2014, Altria Group, Inc. issued $1.0 billion aggregate principal amount of 2.625% senior unsecured long-term notes due 2020. Interest on these notes is payable semi-annually. The net proceeds from the issuance of these senior unsecured notes were added to Altria Group, Inc.’s general funds and were used for general corporate purposes.
The notes of Altria Group, Inc. are senior unsecured obligations and rank equally in right of payment with all of Altria Group, Inc.’s existing and future senior unsecured indebtedness. Upon the occurrence of both (i) a change of control of Altria Group, Inc. and (ii) the notes ceasing to be rated investment grade by each of Moody’s, Standard & Poor’s and Fitch Ratings Ltd. within a specified time period, Altria Group, Inc. will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
With respect to $4.2 billion aggregate principal amount of Altria Group, Inc.’s senior unsecured long-term notes issued in 2009 and 2008, the interest rate payable on each series of notes is subject to adjustment from time to time if the rating assigned to the notes of such series by Moody’s or Standard & Poor’s is downgraded (or subsequently upgraded) as and to the extent set forth in the terms of the notes.
During the first quarter of 2014, Altria Group, Inc. repaid in full at maturity senior unsecured notes in the aggregate principal amount of $525 million.
The obligations of Altria Group, Inc. under the notes are guaranteed by PM USA as further discussed in Note 19. Condensed Consolidating Financial Information.
▪Debt Redemption and Tender Offers: During the fourth quarter of 2014, UST redeemed in full its $300 million (aggregate principal amount) 5.75% senior notes due 2018.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

During the fourth quarter of 2013 and the third quarter of 2012, Altria Group, Inc. completed debt tender offers to purchase for cash certain of its senior unsecured notes in aggregate principal amounts of $2.1 billion and $2.0 billion, respectively. Details of these debt tender offers were as follows:

(in millions)	2013	2012
Notes Purchased
9.95% Notes due 2038	$818	$—
10.20% Notes due 2039	782	—
9.70% Notes due 2018	293	1,151
9.25% Notes due 2019	207	849
Total	$2,100	$2,000
As a result of the UST debt redemption and the Altria Group, Inc. debt tender offers, pre-tax losses on early extinguishment of debt were recorded as follows:

(in millions)	2014	2013	2012
Premiums and fees	$44	$1,054	$864
Write-off of unamortized debt discounts and debt issuance costs	—	30	10
Total	$44	$1,084	$874
Note 10. Capital Stock
At December 31, 2014, Altria Group, Inc. had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2011	2,805,961,317	(761,542,032)	2,044,419,285
Stock award activity	—	181,011	181,011
Repurchases of common stock	—	(34,860,000)	(34,860,000)
Balances, December 31, 2012	2,805,961,317	(796,221,021)	2,009,740,296
Stock award activity	—	391,899	391,899
Repurchases of common stock	—	(16,652,913)	(16,652,913)
Balances, December 31, 2013	2,805,961,317	(812,482,035)	1,993,479,282
Stock award activity	—	447,840	447,840
Repurchases of common stock	—	(22,452,599)	(22,452,599)
Balances, December 31, 2014	2,805,961,317	(834,486,794)	1,971,474,523

At December 31, 2014, 45,070,039 shares of common stock were reserved for stock-based awards under Altria Group, Inc.’s stock plans, and 10 million shares of serial preferred stock, $1.00 par value, were authorized. No shares of serial preferred stock have been issued.
Note 11. Stock Plans
Under the Altria Group, Inc. 2010 Performance Incentive Plan (the “2010 Plan”), Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 50 million shares of common stock may be issued under the 2010 Plan. In addition, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. under the Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”). Shares available to be granted under the 2010 Plan and the Directors Plan at December 31, 2014, were 44,518,983 and 477,785, respectively.
▪Restricted and Deferred Stock: Altria Group, Inc. may grant shares of restricted stock and deferred stock to eligible employees. During the vesting period, these shares include nonforfeitable rights to dividends or dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. Such shares are subject to forfeiture if certain employment conditions are not met. Shares of restricted stock and deferred stock generally vest three years after the grant date.
The fair value of the shares of restricted stock and deferred stock at the date of grant is amortized to expense ratably over the restriction period, which is generally three years. Altria Group, Inc. recorded pre-tax compensation expense related to restricted stock and deferred stock granted to employees for the years ended December 31, 2014, 2013 and 2012 of $46 million, $49 million and $46 million, respectively. The deferred tax benefit recorded related to this compensation expense was $18 million, $19 million and $18 million for the years ended December 31, 2014, 2013 and 2012, respectively. The unamortized compensation expense related to Altria Group, Inc. restricted stock and deferred stock was $58 million at December 31, 2014 and is expected to be recognized over a weighted-average period of approximately two years.
Altria Group, Inc.’s restricted stock and deferred stock activity was as follows for the year ended December 31, 2014:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2013	5,332,862	$27.77
Granted	1,441,880	36.75
Vested	(2,187,921)	23.10
Forfeited	(74,910)	32.47
Balance at December 31, 2014	4,511,911	32.83
     The weighted-average grant date fair value of Altria Group, Inc. restricted stock and deferred stock granted during the years

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

ended December 31, 2014, 2013 and 2012 was $53 million, $49 million and $53 million, respectively, or $36.75, $33.76 and $28.77 per restricted or deferred share, respectively. The total fair value of Altria Group, Inc. restricted stock and deferred stock vested during the years ended December 31, 2014, 2013 and 2012 was $86 million, $89 million and $81 million, respectively.
▪Stock Options: Altria Group, Inc. has not granted stock options since 2002, and there have been no stock options outstanding since February 29, 2012. The total intrinsic value of options exercised during the year ended December 31, 2012 was insignificant.

Note 12. Earnings per Share
Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Net earnings attributable to Altria Group, Inc.	$5,070	$4,535	$4,180
Less: Distributed and undistributed earnings attributable to unvested restricted and deferred shares	(12)	(12)	(13)
Earnings for basic and diluted EPS	$5,058	$4,523	$4,167
Weighted-average shares for basic and diluted EPS	1,978	1,999	2,024
Since February 29, 2012, there have been no stock options outstanding. For the 2012 computation, there were no antidilutive stock options.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 13. Other Comprehensive Earnings/Losses
The following tables set forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria Group, Inc.:

(in millions)	Currency Translation Adjustments	Benefit Plans	SABMiller		Accumulated Other Comprehensive Losses
Balances, December 31, 2011	$2	$(2,062)	$173		$(1,887)
Other comprehensive (losses) earnings before reclassifications	—	(815)	303		(512)
Deferred income taxes	—	315	(106)		209
Other comprehensive (losses) earnings before reclassifications, net of deferred income taxes	—	(500)	197		(303)

Amounts reclassified to net earnings	—	241	3		244
Deferred income taxes	—	(93)	(1)		(94)
Amounts reclassified to net earnings, net of deferred income taxes	—	148	2		150

Other comprehensive (losses) earnings, net of deferred income taxes	—	(352)	199	(1)	(153)
Balances, December 31, 2012	2	(2,414)	372		(2,040)
Other comprehensive (losses) earnings before reclassifications	(2)	1,559	(740)		817
Deferred income taxes	—	(609)	259		(350)
Other comprehensive (losses) earnings before reclassifications, net of deferred income taxes	(2)	950	(481)		467

Amounts reclassified to net earnings	—	311	6		317
Deferred income taxes	—	(120)	(2)		(122)
Amounts reclassified to net earnings, net of deferred income taxes	—	191	4		195

Other comprehensive (losses) earnings, net of deferred income taxes	(2)	1,141	(477)	(1)	662
Balances, December 31, 2013	—	(1,273)	(105)		(1,378)
Other comprehensive losses before reclassifications	(2)	(1,411)	(881)		(2,294)
Deferred income taxes	—	550	308		858
Other comprehensive losses before reclassifications, net of deferred income taxes	(2)	(861)	(573)		(1,436)

Amounts reclassified to net earnings	—	154	59		213
Deferred income taxes	—	(60)	(21)		(81)
Amounts reclassified to net earnings, net of deferred income taxes	—	94	38		132

Other comprehensive losses, net of deferred income taxes	(2)	(767)	(535)	(1)	(1,304)
Balances, December 31, 2014	$(2)	$(2,040)	$(640)		$(2,682)

(1) For the years ended December 31, 2014, 2013 and 2012, Altria Group, Inc.’s proportionate share of SABMiller’s other comprehensive earnings/losses consisted primarily of currency translation adjustments.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The following table sets forth pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Benefit Plans: (1)
Net loss	$187	$346	$302
Prior service cost/credit	(33)	(35)	(61)
	154	311	241
SABMiller (2)	59	6	3
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$213	$317	$244

(1) Amounts are included in net defined benefit plan costs. For further details, see Note 16. Benefit Plans.

(2) Amounts are included in earnings from equity investment in SABMiller. For further information on Altria Group, Inc.’s equity investment in SABMiller, see Note 6. Investment in SABMiller.
Note 14. Income Taxes
Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2014, 2013 and 2012:

(in millions)	2014	2013	2012
Earnings before income taxes:
United States	$7,763	$6,929	$6,461
Outside United States	11	13	16
Total	$7,774	$6,942	$6,477
Provision for income taxes:
Current:
Federal	$2,350	$2,066	$2,870
State and local	480	423	348
Outside United States	3	4	5
	2,833	2,493	3,223
Deferred:
Federal	(124)	(77)	(920)
State and local	(5)	(9)	(9)
	(129)	(86)	(929)
Total provision for income taxes	$2,704	$2,407	$2,294
Altria Group, Inc.’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal statute of limitations remains open for the year 2007 and forward, with years 2007 to 2009 currently under examination by the IRS as part of a routine audit conducted in the ordinary course of business. State jurisdictions have statutes of limitations generally ranging from three to four years. Certain of Altria Group, Inc.’s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012 was as follows:

(in millions)	2014	2013	2012
Balance at beginning of year	$227	$262	$381
Additions based on tax positions related to the current year	15	15	15
Additions for tax positions of prior years	29	35	170
Reductions for tax positions due to lapse of statutes of limitations	(2)	(1)	(16)
Reductions for tax positions of prior years	—	—	(102)
Settlements	(11)	(84)	(186)
Balance at end of year	$258	$227	$262
     Unrecognized tax benefits and Altria Group, Inc.’s consolidated liability for tax contingencies at December 31, 2014 and 2013, were as follows:

(in millions)	2014	2013
Unrecognized tax benefits — Altria Group, Inc.	$228	$188
Unrecognized tax benefits — Mondelēz	—	9
Unrecognized tax benefits — PMI	30	30
Unrecognized tax benefits	258	227
Accrued interest and penalties	57	48
Tax credits and other indirect benefits	(17)	(14)
Liability for tax contingencies	$298	$261
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2014 was $207 million, along with $51 million affecting deferred taxes.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

However, the impact on net earnings at December 31, 2014 would be $177 million, as a result of the net receivable from Altria Group, Inc.’s former subsidiary, Philip Morris International Inc. (“PMI”), of $30 million discussed below. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2013 was $212 million, along with $15 million affecting deferred taxes. However, the impact on net earnings at December 31, 2013 would be $173 million, as a result of net receivables from Altria Group, Inc.’s former subsidiaries Kraft Foods Inc. (now known as Mondelēz International, Inc. (“Mondelēz”)) and PMI of $9 million and $30 million, respectively, discussed below.
Under tax sharing agreements entered into in connection with the 2007 and 2008 spin-offs between Altria Group, Inc. and its former subsidiaries Mondelēz and PMI, respectively, Mondelēz and PMI are responsible for their respective pre-spin-off tax obligations. Altria Group, Inc., however, remains severally liable for Mondelēz’s and PMI’s pre-spin-off federal tax obligations pursuant to regulations governing federal consolidated income tax returns, and continues to include the pre-spin-off federal income tax reserves of PMI of $30 million in its liability for uncertain tax positions. Altria Group, Inc. also includes corresponding receivables/payables from/to PMI in its other assets and other liabilities on Altria Group, Inc.’s consolidated balance sheet at December 31, 2014. As of December 31, 2014, there are no remaining pre-spin-off tax reserves related to Mondelēz.
During 2014 and 2013, Altria Group, Inc. recorded net tax benefits of $2 million and $22 million, respectively, for Mondelēz tax matters, primarily relating to the IRS audit of Altria Group, Inc. and its consolidated subsidiaries’ 2007-2009 tax years.
During 2012, Altria Group, Inc. recorded an additional income tax provision of $52 million for Mondelēz and PMI tax matters, primarily as a result of the closure in August 2012 of the IRS audit of Altria Group, Inc. and its consolidated subsidiaries’ 2004-2006 tax years (“IRS 2004-2006 Audit”).
The net tax benefits of $2 million and $22 million for the years ended December 31, 2014 and 2013, respectively, were offset by the recording of corresponding net payables to Mondelēz, which were recorded as a decrease to operating income on Altria Group, Inc.’s consolidated statements of earnings for the years ended December 31, 2014 and 2013, respectively. The additional income tax provision of $52 million for the year ended December 31, 2012 was offset by increases to the corresponding receivables from Mondelēz and PMI, which were recorded as increases to operating income on Altria Group, Inc.’s consolidated statement of earnings for the year ended December 31, 2012. Due to these offsets, the Mondelēz and PMI tax matters had no impact on Altria Group, Inc.’s net earnings for the years ended December 31, 2014, 2013 and 2012.
Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. At December 31, 2014, Altria Group, Inc. had $57 million of accrued interest and penalties, of which approximately $7 million related to PMI, for which PMI is responsible under its tax sharing agreement. At December 31, 2013, Altria Group, Inc. had $48 million of accrued interest and penalties, of which approximately $2 million and $6 million related to Mondelēz and PMI, respectively, for which Mondelēz and PMI are responsible under their respective tax sharing agreements. The corresponding receivables/payables from/to Mondelēz and PMI were included in assets and liabilities on Altria Group, Inc.’s consolidated balance sheets at December 31, 2014 and 2013.
For the years ended December 31, 2014, 2013 and 2012, Altria Group, Inc. recognized in its consolidated statements of earnings $14 million, $5 million and $(88) million, respectively, of gross interest expense (income) associated with uncertain tax positions.
Altria Group, Inc. is subject to income taxation in many jurisdictions. Uncertain tax positions reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within the control of Altria Group, Inc. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $139 million, a portion of which would relate to the unrecognized tax benefits of PMI, for which Altria Group, Inc. is indemnified by PMI under its tax sharing agreement.
The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	4.0	3.8	3.5
Uncertain tax positions	0.5	0.7	(0.7)
SABMiller dividend benefit	(2.3)	(2.0)	(0.1)
Domestic manufacturing deduction	(2.4)	(2.7)	(2.0)
Other	—	(0.1)	(0.3)
Effective tax rate	34.8%	34.7%	35.4%
The tax provision in 2014 included net tax benefits of (i) $14 million from the reversal of tax accruals no longer required that was recorded during the third quarter of 2014 ($19 million), partially offset by additional tax provisions recorded during the fourth quarter of 2014 ($5 million); and (ii) $2 million for Mondelēz tax matters discussed above.
The tax provision in 2013 included net tax benefits of (i) $39 million from the reversal of tax accruals no longer required that was recorded during the third quarter of 2013 ($25 million) and fourth quarter of 2013 ($14 million); (ii) $25 million related to the recognition of previously unrecognized foreign tax credits primarily associated with SABMiller dividends that were recorded during the fourth quarter of 2013; and (iii) $22 million for Mondelēz tax matters discussed above. The tax provision in 2013 also included a reduction in certain consolidated tax benefits

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

resulting from the 2013 debt tender offer that is discussed further in Note 9. Long-Term Debt.
The tax provision in 2012 included (i) a $73 million interest benefit resulting primarily from lower than estimated interest on tax underpayments related to the Closing Agreement; (ii) the reversal of tax reserves and associated interest of $53 million due primarily to the closure of the IRS 2004-2006 Audit that was recorded during the third quarter of 2012; and (iii) an additional tax provision of $52 million related to the resolution of various Mondelēz and PMI tax matters. These amounts are primarily reflected in uncertain tax positions shown in the table above. The 2012 SABMiller dividend benefit and domestic manufacturing deduction shown in the table above includes a reduction in consolidated tax benefits resulting from the 2012 debt tender offer that is discussed further in Note 9. Long-Term Debt.
In addition, as a result of the Closing Agreement, Altria Group, Inc. paid, in June 2012, $456 million in federal income taxes and related estimated interest on tax underpayments. The tax component of these payments represents an acceleration of federal income taxes that Altria Group, Inc. would have otherwise paid over the lease terms of the subject lease transactions. Altria Group, Inc. previously paid a total of approximately $1.1 billion ($945 million in 2010) in federal income taxes and interest with respect to these transactions. Altria Group, Inc. treated the $1.1 billion paid to the IRS as deposits for financial reporting purposes pending the ultimate outcomes of the litigation and did not include such amounts in the supplemental disclosure of cash paid for income taxes on the consolidated statements of cash flows in the years paid. During the years ended December 31, 2012 and 2011, Altria Group, Inc. relinquished its right to seek refunds of the deposits and included approximately $750 million and $362 million, respectively, in the supplemental disclosure of cash paid for income taxes on the consolidated statements of cash flows.
For further discussion of the Closing Agreement, see Note 7. Finance Assets, net.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2014 and 2013:

(in millions)	2014	2013
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$1,054	$934
Settlement charges	1,379	1,338
Accrued pension costs	410	33
Net operating losses and tax credit carryforwards	357	331
Total deferred income tax assets	3,200	2,636
Deferred income tax liabilities:
Property, plant and equipment	(468)	(462)
Intangible assets	(3,915)	(3,848)
Investment in SABMiller	(2,039)	(2,135)
Finance assets, net	(1,123)	(1,424)
Other	(190)	(190)
Total deferred income tax liabilities	(7,735)	(8,059)
Valuation allowances	(211)	(195)
Net deferred income tax liabilities	$(4,746)	$(5,618)
At December 31, 2014, Altria Group, Inc. had estimated gross state tax net operating losses of $512 million that, if unused, will expire in 2015 through 2034, state tax credit carryforwards of $62 million that, if unused, will expire in 2015 through 2017, and foreign tax credit carryforwards of $324 million that, if unused, will expire in 2020 through 2024. Realization of these benefits is dependent upon various factors such as generating sufficient taxable income in the applicable states and receiving sufficient amounts of lower-taxed foreign dividends from SABMiller. A valuation allowance of $211 million has been established for these benefits that more-likely-than-not will not be realized.
Note 15. Segment Reporting
The products of Altria Group, Inc.’s subsidiaries include smokeable products comprised of cigarettes manufactured and sold by PM USA and machine-made large cigars and pipe tobacco manufactured and sold by Middleton; smokeless products, substantially all of which are manufactured and sold by USSTC; and wine produced and/or distributed by Ste. Michelle. The products and services of these subsidiaries constitute Altria Group, Inc.’s reportable segments of smokeable products, smokeless products and wine. The financial services and the innovative tobacco products businesses are included in all other.
Altria Group, Inc.’s chief operating decision maker reviews operating companies income to evaluate the performance of and allocate resources to the segments. Operating companies income for the segments is defined as operating income before amortization of intangibles and general corporate expenses. Interest and other debt expense, net, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

are excluded from the measure of segment profitability reviewed by Altria Group, Inc.’s chief operating decision maker. Information about total assets by segment is not disclosed because such information is not reported to or used by Altria Group, Inc.’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Net revenues:
Smokeable products	$21,939	$21,868	$22,216
Smokeless products	1,809	1,778	1,691
Wine	643	609	561
All other	131	211	150
Net revenues	$24,522	$24,466	$24,618
Earnings before income taxes:
Operating companies income (loss):
Smokeable products	$6,873	$7,063	$6,239
Smokeless products	1,061	1,023	931
Wine	134	118	104
All other	(185)	157	176
Amortization of intangibles	(20)	(20)	(20)
General corporate expenses	(241)	(235)	(229)
Changes to Mondelēz and PMI tax-related receivables/payables	(2)	(22)	52
Operating income	7,620	8,084	7,253
Interest and other debt expense, net	(808)	(1,049)	(1,126)
Loss on early extinguishment of debt	(44)	(1,084)	(874)
Earnings from equity investment in SABMiller	1,006	991	1,224
Earnings before income taxes	$7,774	$6,942	$6,477
The smokeable products segment included net revenues of $21,363 million, $21,308 million and $21,615 million for the years ended December 31, 2014, 2013 and 2012, respectively, related to cigarettes and net revenues of $576 million, $560 million and $601 million for the years ended December 31, 2014, 2013 and 2012, respectively, related to cigars.
PM USA, USSTC and Middleton’s largest customer, McLane Company, Inc., accounted for approximately 27% of Altria Group, Inc.’s consolidated net revenues for each of the years ended December 31, 2014, 2013 and 2012. Substantially all of these net revenues were reported in the smokeable products and smokeless products segments. Sales to three distributors accounted for approximately 67% of net revenues for the wine segment for the year ended December 31, 2014 and 66% for each of the years ended December 31, 2013 and 2012.

Details of Altria Group, Inc.’s depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Depreciation expense:
Smokeable products	$112	$113	$125
Smokeless products	22	25	26
Wine	30	30	27
General corporate and other	24	24	27
Total depreciation expense	$188	$192	$205
Capital expenditures:
Smokeable products	$49	$39	$48
Smokeless products	40	32	36
Wine	46	42	30
General corporate and other	28	18	10
Total capital expenditures	$163	$131	$124
The comparability of operating companies income for the reportable segments was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: For the years ended December 31, 2014 and 2013, pre-tax income for NPM adjustment items was recorded in Altria Group, Inc.’s consolidated statements of earnings as follows:

(in millions)	2014	2013
Smokeable products segment	$43	$664
Interest and other debt expense, net	47	—
Total	$90	$664
These adjustments resulted from the settlement of, and determinations made in connection with, disputes with certain states and territories related to the NPM adjustment provision under the 1998 Master Settlement Agreement (the “MSA”) for the years 2003-2012 (such settlements and determinations are referred to collectively as “NPM Adjustment Items” and are more fully described in Health Care Cost Recovery Litigation - NPM Adjustment Disputes in Note 18. Contingencies). The amounts shown in the table above for the smokeable products segment were recorded by PM USA as reductions to cost of sales, which increased operating companies income in the smokeable products segment.
▪Tobacco and Health Litigation Items: For the years ended December 31, 2014, 2013 and 2012, pre-tax charges related to certain tobacco and health litigation items were recorded in Altria Group, Inc.’s consolidated statements of earnings as follows:

(in millions)	2014	2013	2012
Smokeable products segment	$27	$18	$4
General corporate	15	—	—
Interest and other debt expense, net	2	4	1
Total	$44	$22	$5

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

During the second quarter of 2014, Altria Group, Inc. and PM USA recorded an aggregate pre-tax charge of $31 million in marketing, administration and research costs for the estimated costs of implementing the corrective communications remedy in connection with the federal government’s lawsuit against Altria Group, Inc. and PM USA. For further discussion, see Health Care Cost Recovery Litigation - Federal Government’s Lawsuit in Note 18. Contingencies.

▪Asset Impairment and Exit Costs: Asset impairment and exit costs for the years ended December 31, 2014, 2013 and 2012 were as follows:

(in millions)	2014	2013	2012
Smokeable products	$(6)	$3	$38
Smokeless products	5	3	22
General corporate and other	—	5	1
	$(1)	$11	$61
During 2014, PM USA sold its Cabarrus, North Carolina manufacturing facility for approximately $66 million in connection with the previously completed manufacturing optimization program associated with PM USA’s closure of the manufacturing facility in 2009. As a result, during 2014, PM USA recorded a pre-tax gain of $10 million.
The pre-tax asset impairment and exit costs for the year ended December 31, 2012 were due primarily to Altria Group, Inc.’s cost reduction program announced in 2011 (the “2011 Cost Reduction Program”).
Note 16. Benefit Plans
Subsidiaries of Altria Group, Inc. sponsor noncontributory defined benefit pension plans covering the majority of all employees of Altria Group, Inc. However, employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. This transition for new hires occurred from October 1, 2006 to January 1, 2008. In addition, effective January 1, 2010, certain employees of UST and Middleton who were participants in noncontributory defined benefit pension plans ceased to earn additional benefit service under those plans and became eligible to participate in a defined contribution plan with enhanced benefits. Altria Group, Inc. and its subsidiaries also provide health care and other benefits to the majority of retired employees.
The plan assets and benefit obligations of Altria Group, Inc.’s pension plans and the benefit obligations of Altria Group, Inc.’s postretirement plans are measured at December 31 of each year.

Pension Plans
▪Obligations and Funded Status: The projected benefit obligations, plan assets and funded status of Altria Group, Inc.’s pension plans at December 31, 2014 and 2013, were as follows:

(in millions)	2014	2013
Projected benefit obligation at beginning of year	$7,137	$7,924
Service cost	68	86
Interest cost	345	314
Benefits paid	(410)	(410)
Actuarial losses (gains)	1,190	(784)
Other	—	7
Projected benefit obligation at end of year	8,330	7,137
Fair value of plan assets at beginning of year	7,077	6,167
Actual return on plan assets	615	927
Employer contributions	15	393
Benefits paid	(410)	(410)
Fair value of plan assets at end of year	7,297	7,077
Funded status at December 31	$(1,033)	$(60)
Amounts recognized in Altria Group, Inc.’s consolidated balance sheets at December 31, 2014 and 2013, were as follows:

(in millions)	2014	2013
Other assets	$—	$173
Other accrued liabilities	(21)	(21)
Accrued pension costs	(1,012)	(212)
	$(1,033)	$(60)
The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $7.9 billion and $6.8 billion at December 31, 2014 and 2013, respectively.
At December 31, 2014, the accumulated benefit obligations were in excess of plan assets for all pension plans. For plans with accumulated benefit obligations in excess of plan assets at December 31, 2013, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $299 million, $261 million and $66 million, respectively. These amounts were primarily related to plans for salaried employees that cannot be funded under IRS regulations.
The following assumptions were used to determine Altria Group, Inc.’s benefit obligations under the plans at December 31:

	2014	2013
Discount rate	4.1%	4.9%
Rate of compensation increase	4.0	4.0
The discount rates for Altria Group, Inc.’s plans were developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the benefit obligations.
At December 31, 2014, Altria Group, Inc. updated its mortality assumptions to reflect longer life expectancy for its pension plan participants, resulting in an increase of $401 million to the projected benefit obligation at December 31, 2014.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

▪Components of Net Periodic Benefit Cost: Net periodic pension cost consisted of the following for the years ended December 31, 2014, 2013 and 2012:

(in millions)	2014	2013	2012
Service cost	$68	$86	$79
Interest cost	345	314	344
Expected return on plan assets	(518)	(493)	(442)
Amortization:
Net loss	147	271	224
Prior service cost	10	10	10
Termination and settlement	—	7	21
Net periodic pension cost	$52	$195	$236
Termination and settlement shown in the table above primarily include charges related to the 2011 Cost Reduction Program.
The amounts included in termination and settlement in the table above were comprised of the following changes:

(in millions)	2013	2012
Benefit obligation	$1	$—
Other comprehensive earnings/losses:
Net loss	6	21
	$7	$21
For the pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive losses into net periodic benefit cost during 2015 are $237 million and $7 million, respectively.
The following weighted-average assumptions were used to determine Altria Group, Inc.’s net pension cost for the years ended December 31:

	2014	2013	2012
Discount rate	4.9%	4.0%	5.0%
Expected rate of return on plan assets	8.0	8.0	8.0
Rate of compensation increase	4.0	4.0	4.0
Altria Group, Inc. sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $82 million, $80 million and $81 million in 2014, 2013 and 2012, respectively.

▪Plan Assets: Altria Group, Inc.’s pension plans investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Altria Group, Inc. believes that it implements the investment strategy in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities that reflects the impact of the demographic mix of plan participants on the benefit obligation using a target asset allocation between equity securities and fixed income investments of 55%/45%. The composition of Altria Group, Inc.’s plan assets at December 31, 2014 was broadly characterized as an allocation between equity securities (55%), corporate bonds (33%), U.S. Treasury and foreign government securities (7%) and all other types of investments (5%). Virtually all pension assets can be used to make monthly benefit payments.
Altria Group, Inc.’s pension plans investment objective is accomplished by investing in U.S. and international equity index strategies that are intended to mirror indices such as the Standard & Poor’s 500 Index, Russell Small Cap Completeness Index, Research Affiliates Fundamental Index (“RAFI”) Low Volatility U.S. Index, and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Altria Group, Inc.’s pension plans also invest in actively managed international equity securities of large, mid and small cap companies located in developed and emerging markets, as well as long duration fixed income securities that primarily include corporate bonds of companies from diversified industries. The allocation to below investment grade securities represented 19% of the fixed income holdings or 9% of total plan assets at December 31, 2014. The allocation to emerging markets represented 5% of the equity holdings or 2% of total plan assets at December 31, 2014. The allocation to real estate and private equity investments was immaterial at December 31, 2014.
Altria Group, Inc.’s pension plans risk management practices include ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, periodic rebalancing between equity and debt asset classes and annual actuarial re-measurement of plan liabilities.
Altria Group, Inc.’s expected rate of return on pension plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the overall long-term averages exhibited by returns on equity and fixed income securities.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The fair values of Altria Group, Inc.’s pension plan assets by asset category were as follows:
Investments at Fair Value as of December 31, 2014

(in millions)	Level 1	Level 2	Level 3	Total
Common/collective trusts:
U.S. large cap	$—	$1,870	$—	$1,870
U.S. small cap	—	442	—	442
International developed markets	—	79	—	79
U.S. and foreign government securities or their agencies:
U.S. government and agencies	—	296	—	296
U.S. municipal bonds	—	124	—	124
Foreign government and agencies	—	281	—	281
Corporate debt instruments:
Above investment grade	—	1,765	—	1,765
Below investment grade and no rating	—	527	—	527
Common stock:
International equities	1,000	—	1	1,001
U.S. equities	556	—	—	556
Registered investment companies	63	113	—	176
Other, net	74	91	15	180
Total investments at fair value, net	$1,693	$5,588	$16	$7,297

Investments at Fair Value as of December 31, 2013

(in millions)	Level 1	Level 2	Level 3	Total
Common/collective trusts:
U.S. large cap	$—	$1,971	$—	$1,971
U.S. small cap	—	546	—	546
International developed markets	—	159	—	159
U.S. and foreign government securities or their agencies:
U.S. government and agencies	—	226	—	226
U.S. municipal bonds	—	127	—	127
Foreign government and agencies	—	275	—	275
Corporate debt instruments:
Above investment grade	—	1,371	1	1,372
Below investment grade and no rating	—	380	—	380
Common stock:
International equities	1,050	—	1	1,051
U.S. equities	506	—	—	506
Registered investment companies	159	137	—	296
Other, net	108	47	13	168
Total investments at fair value, net	$1,823	$5,239	$15	$7,077
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2014 and 2013.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.

▪
Common/Collective Trusts: Common/collective trusts consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index, Russell Small Cap Completeness Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective common/collective trusts. The underlying assets are valued based on the net asset value (“NAV”) as provided by the investment account manager.

▪
U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪
Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪	Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.

▪
Registered Investment Companies: Investments in mutual funds sponsored by a registered investment company are valued based on exchange listed prices and are classified in Level 1. Registered investment company funds that are designed specifically to meet Altria Group, Inc.’s pension plans investment strategies, but are not traded on an active market, are valued based on the NAV of the underlying securities as provided by the investment account manager and are classified in Level 2.

▪Cash Flows: Altria Group, Inc. makes contributions to the pension plans to the extent that the contributions are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, Altria Group, Inc. anticipates making employer contributions to its pension plans of approximately $20 million to

$50 million in 2015 based on current tax law. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.
The estimated future benefit payments from the Altria Group, Inc. pension plans at December 31, 2014, were as follows:

(in millions)
2015	$422
2016	426
2017	434
2018	440
2019	440
2020-2024	2,306
Postretirement Benefit Plans
Net postretirement health care costs consisted of the following for the years ended December 31, 2014, 2013 and 2012:

(in millions)	2014	2013	2012
Service cost	$15	$18	$18
Interest cost	107	99	115
Amortization:
Net loss	22	51	40
Prior service credit	(43)	(45)	(45)
Curtailment	—	—	(26)
Net postretirement health care costs	$101	$123	$102
The curtailment gain shown in the table above resulted from plan amendments made to an Altria Group, Inc. postretirement plan during 2012 related to the 2011 Cost Reduction Program. The curtailment gain was recorded as a reduction to prior service credit in other comprehensive earnings/losses.
For the postretirement benefit plans, the estimated net loss and prior service credit that are expected to be amortized from accumulated other comprehensive losses into net postretirement health care costs during 2015 are $46 million and $(39) million, respectively.
The following assumptions were used to determine Altria Group, Inc.’s net postretirement cost for the years ended December 31:

	2014	2013	2012
Discount rate	4.8%	3.9%	4.9%
Health care cost trend rate	7.0	7.5	8.0

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Altria Group, Inc.’s postretirement health care plans are not funded. The changes in the accumulated postretirement benefit obligation at December 31, 2014 and 2013, were as follows:

(in millions)	2014	2013
Accrued postretirement health care costs at beginning of year	$2,317	$2,663
Service cost	15	18
Interest cost	107	99
Benefits paid	(132)	(138)
Actuarial losses (gains)	306	(327)
Other	—	2
Accrued postretirement health care costs at end of year	$2,613	$2,317
The current portion of Altria Group, Inc.’s accrued postretirement health care costs of $152 million and $162 million at December 31, 2014 and 2013, respectively, is included in other accrued liabilities on the consolidated balance sheets.
The Patient Protection and Affordable Care Act (“PPACA”), as amended by the Health Care and Education Reconciliation Act of 2010, was signed into law in March 2010. The PPACA mandates health care reforms with staggered effective dates from 2010 to 2018, including the imposition of an excise tax on high cost health care plans effective in 2018. The additional accumulated postretirement liability resulting from the PPACA, which is not material to Altria Group, Inc., has been included in Altria Group, Inc.’s accumulated postretirement benefit obligation at December 31, 2014 and 2013. Given the complexity of the PPACA and the extended time period during which implementation is expected to occur, future adjustments to Altria Group, Inc.’s accumulated postretirement benefit obligation may be necessary.
The following assumptions were used to determine Altria Group, Inc.’s postretirement benefit obligations at December 31:

	2014	2013
Discount rate	4.0%	4.8%
Health care cost trend rate assumed for next year	7.0	7.0
Ultimate trend rate	5.0	5.0
Year that the rate reaches the ultimate trend rate	2019	2018
     At December 31, 2014, Altria Group, Inc. updated its mortality assumptions to reflect longer life expectancy for its postretirement health care plan participants, resulting in an increase of $110 million to the accrued postretirement health care costs at December 31, 2014.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have had the following effects as of December 31, 2014:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	6.3%	(5.4)%
Effect on postretirement benefit obligation	7.2	(6.0)
Altria Group, Inc.’s estimated future benefit payments for its postretirement health care plans at December 31, 2014, were as follows:

(in millions)
2015	$152
2016	157
2017	158
2018	158
2019	155
2020-2024	722
Postemployment Benefit Plans
Altria Group, Inc. sponsors postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2014, 2013 and 2012:

(in millions)	2014	2013	2012
Service cost	$1	$1	$1
Interest cost	1	1	1
Amortization of net loss	18	18	17
Other	2	(17)	(7)
Net postemployment costs	$22	$3	$12
For the postemployment benefit plans, the estimated net loss that is expected to be amortized from accumulated other comprehensive losses into net postemployment costs during 2015 is approximately $19 million.
Altria Group, Inc.’s postemployment benefit plans are not funded. The changes in the benefit obligations of the plans at

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

December 31, 2014 and 2013, were as follows:

(in millions)	2014	2013
Accrued postemployment costs at beginning of year	$65	$149
Service cost	1	1
Interest cost	1	1
Benefits paid	(30)	(65)
Actuarial losses (gains) and assumption changes	30	(4)
Other	2	(17)
Accrued postemployment costs at end of year	$69	$65

The accrued postemployment costs were determined using a weighted-average discount rate of 3.0% and 3.7% in 2014 and 2013, respectively, an assumed weighted-average ultimate annual turnover rate of 0.5% in 2014 and 2013, assumed compensation cost increases of 4.0% in 2014 and 2013, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2014 consisted of the following:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Net loss	$(2,637)	$(823)	$(122)	$(3,582)
Prior service (cost) credit	(23)	264	—	241
Deferred income taxes	1,037	218	46	1,301
Amounts recorded in accumulated other comprehensive losses	$(1,623)	$(341)	$(76)	$(2,040)
The amounts recorded in accumulated other comprehensive losses at December 31, 2013 consisted of the following:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Net loss	$(1,691)	$(539)	$(128)	$(2,358)
Prior service (cost) credit	(33)	307	—	274
Deferred income taxes	673	90	48	811
Amounts recorded in accumulated other comprehensive losses	$(1,051)	$(142)	$(80)	$(1,273)
The movements in other comprehensive earnings/losses during the year ended December 31, 2014 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$147	$22	$18	$187
Prior service cost/credit	10	(43)	—	(33)
Deferred income taxes	(61)	8	(7)	(60)
	96	(13)	11	94
Other movements during the year:
Net loss	(1,093)	(306)	(12)	(1,411)
Deferred income taxes	425	120	5	550
	(668)	(186)	(7)	(861)
Total movements in other comprehensive earnings/losses	$(572)	$(199)	$4	$(767)

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The movements in other comprehensive earnings/losses during the year ended December 31, 2013 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$271	$51	$18	$340
Prior service cost/credit	10	(45)	—	(35)
Other expense:
Net loss	6	—	—	6
Deferred income taxes	(111)	(2)	(7)	(120)
	176	4	11	191
Other movements during the year:
Net loss	1,218	327	23	1,568
Prior service cost/credit	(7)	(2)	—	(9)
Deferred income taxes	(470)	(129)	(10)	(609)
	741	196	13	950
Total movements in other comprehensive earnings/losses	$917	$200	$24	$1,141
The movements in other comprehensive earnings/losses during the year ended December 31, 2012 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$224	$40	$17	$281
Prior service cost/credit	10	(45)	—	(35)
Other expense (income):
Net loss	21	—	—	21
Prior service cost/credit	—	(26)	—	(26)
Deferred income taxes	(99)	12	(6)	(93)
	156	(19)	11	148
Other movements during the year:
Net loss	(643)	(161)	(11)	(815)
Deferred income taxes	249	63	3	315
	(394)	(98)	(8)	(500)
Total movements in other comprehensive earnings/losses	$(238)	$(117)	$3	$(352)

Note 17. Additional Information

	For the Years Ended December 31,
(in millions)	2014	2013	2012
Research and development expense	$167	$153	$136
Advertising expense	$30	$7	$6
Interest and other debt expense, net:
Interest expense	$857	$1,053	$1,128
Interest income	(49)	(4)	(2)
	$808	$1,049	$1,126
Rent expense	$52	$49	$49

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

     Minimum rental commitments and sublease income under non-cancelable operating leases in effect at December 31, 2014 were as follows:

(in millions)	Rental Commitments	Sublease Income
2015	$56	$5
2016	52	5
2017	41	4
2018	31	4
2019	24	4
Thereafter	118	20
	$322	$42

The activity in the allowance for discounts and allowance for returned goods for the years ended December 31, 2014, 2013 and 2012 was as follows:

(in millions)	2014		2013		2012
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$41	$—	$42	$—	$54
Charged to costs and expenses	599	179	610	150	619	114
Deductions (1)	(599)	(174)	(610)	(151)	(619)	(126)
Balance at end of year	$—	$46	$—	$41	$—	$42
(1) Represents the recording of discounts and returns for which allowances were created.

Note 18. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria Group, Inc. and its subsidiaries, including PM USA and UST and its subsidiaries, as well as their respective indemnitees. Various types of claims may be raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors or distributors.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, range in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, Altria Group, Inc. or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment.  As a result, Altria Group, Inc. or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts.

Furthermore, in those cases where plaintiffs are successful, Altria Group, Inc. or its subsidiaries may also be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 46 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. Although Altria Group, Inc. cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 18. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.
Altria Group, Inc. and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria Group, Inc. and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies has defended, and will continue to defend, vigorously against litigation challenges. However, Altria Group, Inc. and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria Group, Inc. to do so.

Overview of Altria Group, Inc. and/or PM USA Tobacco-Related Litigation
▪Types and Number of Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding; (iii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”); and (v) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in pending smoking and health, health care cost recovery and “Lights/Ultra Lights” cases are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, Altria Group, Inc. as of December 31, 2014, December 31, 2013 and December 31, 2012.

Type of Case	Number of Cases Pending as of December 31, 2014	Number of Cases Pending as of December 31, 2013	Number of Cases Pending as of December 31, 2012
Individual Smoking and Health Cases (1)	67	67	77
Smoking and Health Class Actions and Aggregated Claims Litigation (2)	5	6	7
Health Care Cost Recovery Actions (3)	1	1	1
“Lights/Ultra Lights” Class Actions	12	15	14

(1) Does not include 2,558 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages. Also, does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (discussed below in Smoking and Health Litigation - Engle Class Action).
(2) Includes as one case the 600 civil actions (of which 346 were actions against PM USA) that were to be tried in a single proceeding in West Virginia (In re: Tobacco Litigation). The West Virginia Supreme Court of Appeals has ruled that the United States Constitution did not preclude a trial in two phases in this case. Issues related to defendants’ conduct and whether punitive damages are permissible were tried in the first phase. Trial in the first phase of this case began in April 2013. In May 2013, the jury returned a verdict in favor of defendants on the claims for design defect, negligence, failure to warn, breach of warranty, and concealment and declined to find that the defendants’ conduct warranted punitive damages. Plaintiffs prevailed on their claim that ventilated filter cigarettes should have included use instructions for the period 1964 - 1969. The second phase, if any, will consist of individual trials to determine liability and compensatory damages on that claim only. In August 2013, the trial court denied all post-trial motions. The trial court entered final judgment in October 2013 and, in November 2013, plaintiffs filed their notice of appeal to the West Virginia Supreme Court of Appeals. On November 3, 2014, the West Virginia Supreme Court of Appeals affirmed the final judgment. Plaintiffs filed a petition for rehearing with the West Virginia Supreme Court of Appeals, which the court denied on January 8, 2015.
(3) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

▪International Tobacco-Related Cases: As of January 27, 2015, PM USA is a named defendant in ten health care cost recovery actions in Canada, eight of which also name Altria Group, Inc. as a defendant. PM USA and Altria Group, Inc. are also named defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

▪Tobacco-Related Cases Set for Trial: As of January 27, 2015, 57 Engle progeny cases and three individual smoking and health cases against PM USA are set for trial in 2015. Cases against other companies in the tobacco industry are also scheduled for trial in 2015. Trial dates are subject to change.

▪Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 56 smoking and health, “Lights/Ultra Lights” and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 38 of the 56 cases. These 38 cases were tried in Alaska (1), California (6), Florida (10), Louisiana (1), Massachusetts (1), Mississippi (1), Missouri (3), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2). A motion for a new trial was granted in one of the cases in Florida and in the case in Alaska. In the Alaska case (Hunter), the trial court withdrew its order for a new trial upon PM USA’s motion for reconsideration. Oral argument of plaintiff’s appeal of this ruling occurred in September 2014. See Types and Number of Cases above for a discussion of the trial results in In re: Tobacco Litigation (West Virginia consolidated cases).

Of the 18 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 15 have reached final resolution. A verdict against defendants in one health care cost recovery case (Blue Cross/Blue Shield) was reversed and all claims were dismissed with prejudice. In addition, a verdict against defendants in a purported “Lights” class action in Illinois (Price) was reversed and the case was dismissed with prejudice in December 2006, but plaintiff is seeking to reinstate the verdict, which an intermediate appellate court ordered in April 2014. PM USA filed a petition for leave to appeal, which automatically stayed the April 2014 order. In September 2014, the Illinois Supreme Court granted PM USA’s motion for leave to appeal. See “Lights/Ultra Lights” Cases - The Price Case below for a discussion of developments in Price.
    As of January 27, 2015, 70 state and federal Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court’s Engle decision. Thirty-six verdicts were returned in favor of plaintiffs and 34 verdicts were returned in favor of PM USA. See Smoking and Health Litigation - Engle Progeny Trial Court Results below for a discussion of these verdicts.

▪Judgments Paid and Provisions for Tobacco and Health Litigation (Including Engle Progeny Litigation):
After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid in the aggregate judgments (and related costs and fees) totaling approximately $266 million and interest totaling approximately $144 million as of December 31, 2014. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $13.8 million and interest totaling approximately $2.5 million.

The changes in Altria Group, Inc.’s accrued liability for tobacco and health judgments, including related interest costs, for the periods specified below were as follows:

	For the Years Ended December 31,
	2014	2013	2012
	(in millions)
Accrued liability for tobacco and health judgments at beginning of period	$3	$—	$122
Pre-tax charges for tobacco and health judgments	11	18	4
Pre-tax charges for related interest costs	2	4	1
Pre-tax charges related to implementation of corrective communications remedy pursuant to the federal government’s lawsuit	31	—	—
Payments	(8)	(19)	(127)
Accrued liability for tobacco and health judgments at end of period	$39	$3	$—
The accrued liability for tobacco and health litigation, including related interest costs, was included in liabilities on Altria Group, Inc.’s consolidated balance sheets. Pre-tax charges for tobacco and health judgments and corrective communications were included in

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

marketing, administration and research costs on Altria Group, Inc.’s consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net on Altria Group, Inc.’s consolidated statements of earnings.

▪Security for Judgments: To obtain stays of judgments pending current appeals, as of December 31, 2014, PM USA has posted various forms of security totaling approximately $61 million, the majority of which has been collateralized with cash deposits that are included in other assets on the consolidated balance sheet.
Smoking and Health Litigation
▪Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

▪Non-Engle Progeny Trial Results: Summarized below are the non-Engle progeny smoking and health cases pending during 2014 or 2015 in which verdicts were returned in favor of plaintiffs and against PM USA. Charts listing the verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Court Results below.

Mulholland: In July 2013, a jury in the U.S. District Court for the Southern District of New York returned a verdict in favor of plaintiff and awarded $5.5 million in compensatory damages against PM USA. In August 2013, after taking into account a prior recovery by the plaintiff against third parties, the court entered final judgment in the amount of $4.9 million. In September 2013, PM USA filed a renewed motion for judgment as a matter of law and plaintiff moved to modify the amount of the judgment. In December 2013, the trial court denied the parties’ post-trial motions. In January 2014, PM USA filed a notice of appeal to the U.S. Court of Appeals for the Second Circuit, plaintiff cross-appealed and PM USA posted a bond in the amount of $5.5 million. On January 7, 2015, the U.S. Court of Appeals for the Second Circuit affirmed the trial court’s decision. In the fourth quarter of 2014, PM USA recorded a provision on its consolidated balance sheet in the amount of approximately $5 million for the judgment plus interest and paid this amount on January 21, 2015.

Schwarz: In March 2002, an Oregon jury awarded $168,500 in compensatory damages and $150 million in punitive damages against PM USA. In May 2002, the trial court reduced the punitive damages award to $100 million. In May 2006, the Oregon Court of Appeals affirmed the compensatory damages verdict, reversed the award of punitive damages and remanded the case to the trial court for a second trial to determine the amount of punitive damages, if any. In June 2006, plaintiff petitioned the Oregon Supreme Court to review the portion of the court of appeals’ decision reversing and remanding the case for a new trial on punitive damages. In June 2010, the Oregon Supreme Court affirmed the court of appeals’ decision and remanded the case to the trial court for a new trial limited to the question of punitive damages. In December 2010, the Oregon Supreme Court reaffirmed its earlier ruling and awarded PM USA approximately $500,000 in costs. In March 2011, PM USA filed a claim against the plaintiff for its costs and disbursements on appeal, plus interest. Trial on the amount of punitive damages began in January 2012. In February 2012, the jury awarded plaintiff $25 million in punitive damages. In September 2012, PM USA filed a notice of appeal from the trial court’s judgment with the Oregon Court of Appeals. Oral argument at the Oregon Court of Appeals occurred in September 2014.

See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America healthcare cost recovery case.

▪Engle Class Action: In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed.
In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into an interest-bearing escrow account that, regardless of the outcome of the judicial review, was to be paid to the court and the court was to determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent. The court also reinstated compensatory damages awards totaling approximately $6.9 million to two individual plaintiffs and found that a third plaintiff’s claim was barred by the statute of limitations. In February 2008, PM USA paid approximately $3 million, representing its share of compensatory damages and interest, to the two individual plaintiffs identified in the Florida Supreme Court’s order.
In August 2006, PM USA sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion, including the ruling (described above) that certain jury findings have res judicata effect in subsequent individual trials timely brought by Engle class members. The rehearing motion also asked, among other things, that legal errors that were raised but not expressly ruled upon in the Florida Third District Court of Appeal or in the Florida Supreme Court now be addressed. Plaintiffs also filed a motion for rehearing in August 2006 seeking clarification of the applicability of the statute of limitations to non-members of the decertified class. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In January 2007, the Florida Supreme Court issued the mandate from its revised opinion. Defendants then filed a motion with the Florida Third District Court of Appeal requesting that the court address legal errors that were previously raised by defendants but have not yet been addressed either by the

Florida Third District Court of Appeal or by the Florida Supreme Court. In February 2007, the Florida Third District Court of Appeal denied defendants’ motion. In May 2007, defendants’ motion for a partial stay of the mandate pending the completion of appellate review was denied by the Florida Third District Court of Appeal. In May 2007, defendants filed a petition for writ of certiorari with the United States Supreme Court. In October 2007, the United States Supreme Court denied defendants’ petition. In November 2007, the United States Supreme Court denied defendants’ petition for rehearing from the denial of their petition for writ of certiorari.
In February 2008, the trial court decertified the class, except for purposes of the May 2001 bond stipulation, and formally vacated the punitive damages award pursuant to the Florida Supreme Court’s mandate. In April 2008, the trial court ruled that certain defendants, including PM USA, lacked standing with respect to allocation of the funds escrowed under the May 2001 bond stipulation and would receive no credit at that time from the $500 million paid by PM USA against any future punitive damages awards in cases brought by former Engle class members.
In May 2008, the trial court, among other things, decertified the limited class maintained for purposes of the May 2001 bond stipulation and, in July 2008, severed the remaining plaintiffs’ claims except for those of Howard Engle. The only remaining plaintiff in the Engle case, Howard Engle, voluntarily dismissed his claims with prejudice.

▪Engle Progeny Cases: The deadline for filing Engle progeny cases, as required by the Florida Supreme Court’s Engle decision, expired in January 2008. As of January 27, 2015, approximately 3,200 state court cases were pending against PM USA or Altria Group, Inc. asserting individual claims by or on behalf of approximately 4,200 state court plaintiffs.  Furthermore, as of January 27, 2015, approximately 700 cases were pending against PM USA in federal district court asserting individual claims by or on behalf of a similar number of federal court plaintiffs. Most of these federal cases are pending in the U.S. District Court for the Middle District of Florida. Because of a number of factors, including, but not limited to, docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates.
In July 2013, the district court issued an order transferring, for case management purposes, all the Middle District of Florida Engle progeny cases to a judge presiding in the District of Massachusetts. The order directed that the cases will remain in the Middle District of Florida and that such judge will be designated a judge of that district for purposes of managing the cases. The U.S. District Court for the Middle District of Florida dismissed a significant number of cases, of which approximately 750 were appealed by plaintiffs to the U.S. Court of Appeals for the Eleventh Circuit. In September 2014, the Eleventh Circuit affirmed

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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those dismissals. All remaining cases pending in the Middle District of Florida have been activated or are scheduled to be activated by May 2015.

▪Engle Progeny Trial Results: As of January 27, 2015, 70 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Thirty-six verdicts were returned in favor of plaintiffs.
Thirty-four verdicts were returned in favor of PM USA (Gelep, Kalyvas, Gil de Rubio, Warrick, Willis, Russo (formerly Frazier), C. Campbell, Rohr, Espinosa, Oliva, Weingart, Junious, Szymanski, Gollihue, McCray, Denton, Hancock, Wilder, D. Cohen, LaMotte, J. Campbell, Dombey, Haldeman, Jacobson, Blasco, Gonzalez, Reider, Banks, Surico, Davis, Baum, Bishop, Starbuck and Vila). In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 27, 2015. The juries in the Reider and Banks cases returned zero damages verdicts in favor of PM USA. The juries in the Weingart and Hancock cases returned verdicts against PM USA awarding no damages, but the trial court in each case granted an additur. In the Russo case (formerly Frazier), however, the Florida Third District Court of Appeal reversed the judgment in defendants’ favor in April 2012 and remanded the case for a new trial. Defendants sought review of the case in the Florida Supreme Court, which was granted in September 2013. Oral argument occurred in April 2014 in the Florida Supreme Court on the question of whether the statute of repose applies in Engle progeny cases.
The charts below list the verdicts and post-trial developments in certain Engle progeny cases in which verdicts were returned in favor of plaintiffs (including Hancock, where the verdict originally was returned in favor of PM USA). The first chart lists such cases that are pending as of January 27, 2015; the second chart lists such cases that were pending in 2014, but that are now concluded.

Currently-Pending Cases
____________________________________________________________________________________________________
Plaintiff: Brown
Date:     January 2015

Verdict:
On January 21, 2015, a jury in the U.S. District Court for the Middle District of Florida returned a verdict against PM USA awarding plaintiff approximately $8.3 million in compensatory damages and $9 million in punitive damages.
____________________________________________________________________________________________________
Plaintiff: Allen
Date:     November 2014

Verdict:
On November 26, 2014, a Duval County jury returned a verdict against PM USA and R.J. Reynolds Tobacco Company (“R.J. Reynolds”) awarding plaintiff approximately $3.1 million in compensatory damages and allocating 6% of the fault to PM USA. The jury also awarded approximately $7.76 million in punitive damages against each defendant. This was a retrial of a 2011 trial that awarded plaintiff $6 million in compensatory damages and $17 million in punitive damages against each defendant.

Post-Trial Developments:
On December 9, 2014, defendants filed various post-trial motions, including motions to set aside the verdict and motions for a new trial.
____________________________________________________________________________________________________
Plaintiff: Perrotto
Date:     November 2014

Verdict:
On November 21, 2014, a Palm Beach County jury returned a verdict against PM USA, R.J. Reynolds, Lorillard Tobacco Company (“Lorillard”) and Liggett Group LLC (“Liggett Group”) awarding plaintiff approximately $4.1 million in compensatory damages and allocating 25% of the fault to PM USA (an amount of approximately $1.02 million).

Post-Trial Developments:
On December 4, 2014, the court entered final judgment. On December 5, 2014, plaintiff filed a motion for a new trial. On December 8, 2014, defendants filed various post-trial motions, including motions to set aside the verdict and motions for a new trial.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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____________________________________________________________________________________________________
Plaintiff: Boatright
Date:     November 2014

Verdict:
On November 10, 2014, a Polk County jury returned a verdict against PM USA and Liggett Group awarding plaintiff $15 million in compensatory damages and allocating 85% of the fault to PM USA (an amount of $12.75 million). On November 12, 2014, the jury awarded plaintiff approximately $19.7 million in punitive damages against PM USA and $300,000 in punitive damages against Liggett Group.

Post-Trial Developments:
On November 25, 2014, PM USA filed various post-trial motions. On January 20, 2015, the court denied PM USA’s motions for a new trial and for remittitur, but agreed to reduce the compensatory damages award by the jury’s assessment of comparative fault.
____________________________________________________________________________________________________
Plaintiff: Kerrivan
Date:     October 2014

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict against PM USA and R.J. Reynolds awarding plaintiff $15.8 million in compensatory damages and allocating 50% of the fault to PM USA. The jury also awarded plaintiff $25.3 million in punitive damages and allocated $15.7 million to PM USA.

Post-Trial Developments:
The trial court entered final judgment awarding plaintiff $15.8 million in compensatory damages and $25.3 million in punitive damages. On December 11, 2014, defendants filed various post-trial motions, including a renewed motion for judgment or for a new trial. Plaintiff agreed to waive the bond for the appeal.
___________________________________________________________________________________________________
Plaintiff: Lourie
Date:     October 2014

Verdict:
A Hillsborough County jury returned a verdict against PM USA, R.J. Reynolds and Lorillard awarding plaintiff approximately $1.37 million in compensatory damages and allocating 27% of the fault to PM USA (an amount of approximately $370,000).

Post-Trial Developments:
On October 27, 2014, defendants filed a motion for judgment in accordance with their motion for directed verdict and a motion for a new trial. The court denied defendants’ post-trial motions on November 3, 2014 and, on November 6, 2014, entered final judgment. On November 7, 2014, defendants filed a notice of appeal to the Florida Second District Court of Appeal. On November 7, 2014, PM USA posted a bond in the amount of $370,318.
____________________________________________________________________________________________________
Plaintiff: Berger
Date:     September 2014

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict against PM USA awarding plaintiff $6.25 million in compensatory damages and $20.76 million in punitive damages.

Post-Trial Developments:
The court entered final judgment against PM USA in September 2014. In October 2014, the court entered an order scheduling post-trial motions and confirming that plaintiff agreed to waive bond for appeal. Also in October 2014, PM USA filed a motion for a new trial or, in the alternative, remittitur of the jury’s damages awards.
___________________________________________________________________________________________________
Plaintiff: Harris
Date:    July 2014

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Verdict:
The U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Lorillard awarding approximately $1.73 million in compensatory damages and allocating 15% of the fault to PM USA.

Post-Trial Developments:
Defendants filed motions for a defense verdict because the jury’s findings indicated that plaintiff was not a member of the Engle class. On December 18, 2014, the court entered final judgment in favor of plaintiff. On January 15, 2015, defendants filed a renewed motion for judgment as a matter of law or, in the alternative, a motion for a new trial. Defendants also filed a motion to alter or amend the final judgment.
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Plaintiff: Griffin
Date:    June 2014

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA awarding approximately $1.27 million in compensatory damages and allocating 50% of the fault to PM USA (an amount of approximately $630,000).

Post-Trial Developments:
The court entered final judgment against PM USA in July 2014. In August 2014, PM USA filed a motion to amend the judgment to reduce plaintiff’s damages by the amount paid by collateral sources, which the court denied in September 2014. In October 2014, PM USA posted a bond in the amount of $640,543 and filed a notice of appeal to the U.S. District Court of Appeals for the Eleventh Circuit.
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Plaintiff: Burkhart
Date:    May 2014

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Lorillard awarding $5 million in compensatory damages and allocating fault among the defendants as follows: 15% to PM USA, 25% to R.J. Reynolds and 10% to Lorillard. The court declined defendants’ request to reduce the compensatory damages award by the jury’s assessment of comparative fault, imposing joint and several liability. The jury also awarded plaintiff $2.5 million in punitive damages, allocating $750,000 to PM USA.

Post-Trial Developments:
In July 2014, defendants filed post-trial motions, including a renewed motion for judgment or, alternatively, for a new trial or remittitur of the damages awards, which the court denied in September 2014. In October 2014, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit.
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Plaintiff: Bowden
Date:    March 2014

Verdict:
A Duval County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $5 million in compensatory damages and allocated 30% of the fault to PM USA (an amount of $1.5 million).

Post-Trial Developments:
The court entered final judgment against defendants in March 2014. In April 2014, defendants filed post-trial motions, including motions for a new trial and to set aside the verdict. In May 2014, the court denied defendants’ post-trial motions. In June 2014, defendants filed a notice of appeal to the Florida First District Court of Appeal, and PM USA posted a bond in the amount of $1.5 million.
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Plaintiff: Goveia
Date:    February 2014

Verdict:
An Orange County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $850,000 in compensatory damages and allocated 35% of the fault against each defendant (an amount of $297,500). The jury also awarded $2.25 million in punitive damages against each defendant.

Post-Trial Developments:
In February 2014, defendants filed post-trial motions, including motions to set aside the verdict and for a new trial. In April 2014, the court denied defendants’ motions and entered final judgment against defendants. In April 2014, defendants filed a notice of appeal to the Florida Fifth District Court of Appeal. In May 2014, PM USA posted a bond in the amount of $2.5 million.
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Plaintiff: Cuculino
Date:    January 2014

Verdict:
A Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded plaintiff $12.5 million in compensatory damages and allocated 40% of the fault to PM USA (an amount of $5 million).

Post-Trial Developments:
In January 2014, the court entered final judgment against PM USA, and PM USA filed post-trial motions, including motions to set aside the verdict and for a new trial. In March 2014 and April 2014, the court denied PM USA’s post-trial motions. Also in April 2014, PM USA filed a notice of appeal to the Florida Third District Court of Appeal, plaintiff cross-appealed and PM USA posted a bond in the amount of $5 million.
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Plaintiff: Rizzuto
Date:    August 2013

Verdict:
A Hernando County jury returned a verdict in favor of plaintiff and against PM USA and Liggett Group. The jury awarded plaintiff $12.55 million in compensatory damages.

Post-Trial Developments:
In September 2013, defendants filed post-trial motions, including a motion to reduce damages. In September 2013, the court granted a remittitur in part on economic damages, which the court reduced from $2.55 million to $1.1 million for a total award of $11.1 million in compensatory damages. The court declined defendants’ request to reduce the compensatory damages award by the jury’s assessment of comparative fault, imposing joint and several liability for the compensatory damages. The court denied all other motions except for defendants’ motion for a juror interview, which was granted. In October 2013, defendants filed a notice of appeal to the Florida Fifth District Court of Appeal, which ordered resolution of the juror issue prior to appeal. In December 2013, subsequent to the juror interview, the court entered an order that granted no relief with respect to the alleged misconduct of the juror. Plaintiff agreed to waive the bond for the appeal.
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Plaintiff: Skolnick
Date:    June 2013

Verdict:
A Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $2.555 million in compensatory damages and allocated 30% of the fault to each defendant (an amount of $766,500).

Post-Trial Developments:
In June 2013, defendants and plaintiff filed post-trial motions. The court entered final judgment against defendants in July 2013. In November 2013, the trial court denied plaintiff’s post-trial motion and, in December 2013, denied defendants’ post-trial motions. Defendants filed a notice of appeal to the Florida Fourth District Court of Appeal, and plaintiffs cross-appealed in December 2013. Also in December 2013, PM USA posted a bond in the amount of $766,500.
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Plaintiff: Starr-Blundell
Date:    June 2013

Verdict:
A Duval County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $500,000 in compensatory damages and allocated 10% of the fault to each defendant (an amount of $50,000).

Post-Trial Developments:
In June 2013, the defendants filed a motion to set aside the verdict and to enter judgment in accordance with their motion for directed verdict or, in the alternative, for a new trial, which was denied in October 2013. In November 2013, final judgment was entered in favor of plaintiff affirming the compensatory damages award. In December 2013, plaintiff filed a notice of appeal to the Florida First District Court of Appeal. Plaintiff agreed to waive the bond for the appeal.
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Plaintiff: Ruffo
Date:    May 2013

Verdict:
A Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA and Lorillard. The jury awarded plaintiff $1.5 million in compensatory damages and allocated 12% of the fault to PM USA (an amount of $180,000).

Post-Trial Developments:
In May 2013, defendants filed several post-trial motions, including motions for a new trial and to set aside the verdict, which the trial court denied in October 2013 and entered final judgment in favor of plaintiff. In October 2013, PM USA and Lorillard appealed to the Florida Third District Court of Appeal, and PM USA posted a bond in the amount of $180,000. On November 19, 2014, the Florida Third District Court of Appeal affirmed the final judgment. In the fourth quarter of 2014, PM USA recorded a provision on its consolidated balance sheet of approximately $193,000 for the judgment plus interest.
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Plaintiff: Graham
Date:    May 2013

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $2.75 million in compensatory damages and allocated 10% of the fault to PM USA (an amount of $275,000).

Post-Trial Developments:
In June 2013, defendants filed several post-trial motions, including motions for judgment as a matter of law and for a new trial, which the trial court denied in September 2013. In October 2013, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit, and PM USA posted a bond in the amount of $277,750.
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Plaintiff: Searcy
Date:    April 2013

Verdict:
A jury in the U.S. District Court for the Middle District of Florida returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $6 million in compensatory damages (allocating 30% of the fault to each defendant) and $10 million in punitive damages against each defendant.

Post-Trial Developments:
In June 2013, the trial court entered final judgment declining defendants’ request to reduce the compensatory damages award by the jury’s assessment of comparative fault and imposing joint and several liability for the compensatory damages. In July 2013, defendants filed various post-trial motions, including motions requesting reductions in damages. In September 2013, the district court reduced the compensatory damages award to $1 million and the punitive damages award to $1.67 million against each defendant. The district court denied all other post-trial motions. Plaintiffs filed a motion to reconsider the district court’s remittitur and, in the alternative, to certify the issue to the U.S. Court of Appeals for the Eleventh Circuit, both of which the court denied in October 2013. In November 2013, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. In December 2013, defendants filed an

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amended notice of appeal after the district court corrected a clerical error in the final judgment, and PM USA posted a bond in the amount of approximately $2.2 million.
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Plaintiff: Buchanan
Date:     December 2012

Verdict:
A Leon County jury returned a verdict in favor of plaintiff and against PM USA and Liggett Group. The jury awarded $5.5 million in compensatory damages and allocated 37% of the fault to each of the defendants (an amount of approximately $2 million).

Post-Trial Developments:
In December 2012, defendants filed several post-trial motions, including motions for a new trial and to set aside the verdict. In March 2013, the trial court denied all motions and entered final judgment against PM USA and Liggett Group refusing to reduce the compensatory damages award by plaintiff’s comparative fault and holding PM USA and Liggett Group jointly and severally liable for $5.5 million. In April 2013, defendants filed a notice of appeal to the Florida First District Court of Appeal, and PM USA posted a bond in the amount of $2.5 million. In July 2014, the Florida First District Court of Appeal affirmed the judgment, but certified to the Florida Supreme Court the issue of the statute of repose, which is currently before the court in Hess. In August 2014, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In September 2014, the Florida Supreme Court stayed the case pending the outcome of Hess.
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Plaintiff: Hancock
Date:     August 2012

Verdict:
A Broward County jury returned a verdict in the amount of zero damages and allocated 5% of the fault to each of the defendants (PM USA and R.J. Reynolds). The trial court granted an additur of approximately $110,000, which is subject to the jury’s comparative fault finding.

Post-Trial Developments:
In August 2012, defendants moved to set aside the verdict and to enter judgment in accordance with their motion for directed verdict. Defendants also moved to reduce damages, which motion the court granted. The trial court granted defendants’ motion to set off the damages award by the amount of economic damages paid by third parties, which will reduce further any final award. In October 2012, the trial court entered final judgment. PM USA’s portion of the damages was approximately $700. In November 2012, both sides filed notices of appeal to the Florida Fourth District Court of Appeal.
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Plaintiff: Calloway
Date:     May 2012

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds, Lorillard and Liggett Group. The jury awarded approximately $21 million in compensatory damages and allocated 25% of the fault against PM USA, but the trial court ruled that it will not apply the comparative fault allocations because the jury found against each defendant on the intentional tort claims. The jury also awarded approximately $17 million in punitive damages against PM USA, approximately $17 million in punitive damages against R.J. Reynolds, approximately $13 million in punitive damages against Lorillard and approximately $8 million in punitive damages against Liggett Group.

Post-Trial Developments:
In May and June 2012, defendants filed motions to set aside the verdict and for a new trial. In August 2012, the trial court denied the remaining post-trial motions and entered final judgment, reducing the total compensatory damages award to $16.1 million but leaving undisturbed the separate punitive damages awards. In September 2012, PM USA posted a bond in an amount of $1.5 million and defendants filed a notice of appeal to the Florida Fourth District Court of Appeal. In August 2013, plaintiff filed a motion to determine the sufficiency of the bond in the trial court on the ground that the bond cap statute is unconstitutional, which the court denied.
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Plaintiff: Hallgren
Date:     January 2012

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Verdict:
A Highland County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded approximately $2 million in compensatory damages and allocated 25% of the fault to PM USA (an amount of approximately $500,000). The jury also awarded $750,000 in punitive damages against each of the defendants.

Post-Trial Developments:
The trial court entered final judgment in March 2012. In April 2012, PM USA posted a bond in an amount of approximately $1.25 million. In May 2012, defendants filed a notice of appeal to the Florida Second District Court of Appeal. In October 2013, the Second District Court of Appeal affirmed the judgment. In November 2013, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In June 2014, the Florida Supreme Court stayed the case pending the outcome of Russo (presenting the same statute of repose issue as Hess).
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Plaintiff: Kayton (formerly Tate)
Date:     July 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded $8 million in compensatory damages and allocated 64% of the fault to PM USA (an amount of approximately $5.1 million). The jury also awarded approximately $16.2 million in punitive damages against PM USA.

Post-Trial Developments:
In August 2010, the trial court entered final judgment, and PM USA filed its notice of appeal and posted a $5 million bond. In November 2012, the Florida Fourth District Court of Appeal reversed the punitive damages award and remanded the case for a new trial on plaintiff’s conspiracy claim. Upon retrial, if the jury finds in plaintiff’s favor on that claim, the original $16.2 million punitive damages award will be reinstated. PM USA filed a motion for rehearing, which was denied in January 2013. In January 2013, plaintiff and defendant each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In June 2013, the Florida Supreme Court stayed the appeal pending the outcome of Hess.
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Plaintiff: Putney
Date:     April 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Liggett Group. The jury awarded approximately $15.1 million in compensatory damages and allocated 15% of the fault to PM USA (an amount of approximately $2.3 million). The jury also awarded $2.5 million in punitive damages against PM USA.

Post-Trial Developments:
In August 2010, the trial court entered final judgment. PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and, in November 2010, posted a $1.6 million bond. In June 2013, the Fourth District Court of Appeal reversed and remanded the case for further proceedings, holding that the trial court erred in (1) not reducing the compensatory damages award as excessive and (2) not instructing the jury on the statute of repose in connection with plaintiff’s conspiracy claim that resulted in the $2.5 million punitive damages award. In July 2013, plaintiff filed a motion for rehearing, which the Fourth District Court of Appeal denied in August 2013. In September 2013, both parties filed notices to invoke the discretionary jurisdiction of the Florida Supreme Court. In December 2013, the Florida Supreme Court stayed the appeal pending the outcome of the Hess case.
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Plaintiff: R. Cohen
Date:     March 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $10 million in compensatory damages and allocated 33 1/3% of the fault to PM USA (an amount of approximately $3.3 million). The jury also awarded a total of $20 million in punitive damages, assessing separate $10 million awards against each defendant.

Post-Trial Developments:
In July 2010, the trial court entered final judgment and, in August 2010, PM USA filed its notice of appeal. In October 2010, PM

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USA posted a $2.5 million bond. In September 2012, the Florida Fourth District Court of Appeal affirmed the compensatory damages award but reversed and remanded the punitive damages verdict. The Fourth District returned the case to the trial court for a new jury trial on plaintiff’s fraudulent concealment claim. If the jury finds in plaintiff’s favor on that claim, the $10 million punitive damages award against each defendant will be reinstated. In January 2013, plaintiff and defendants each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In February 2013, the Fourth District granted defendants’ motion to stay the mandate. In March 2013, plaintiff filed a motion for review of the stay order with the Florida Supreme Court, which was denied in April 2013. In June 2013, plaintiff moved to consolidate with Hess and Kayton, which defendants did not oppose, but in October 2013, plaintiff withdrew the motion for consolidation. In February 2014, the Florida Supreme Court stayed the appeal pending the outcome of the Hess case.
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Plaintiff: Naugle
Date:     November 2009

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded approximately $56.6 million in compensatory damages and $244 million in punitive damages. The jury allocated 90% of the fault to PM USA.

Post-Trial Developments:
In March 2010, the trial court entered final judgment reflecting a reduced award of approximately $13 million in compensatory damages and $26 million in punitive damages. In April 2010, PM USA filed its notice of appeal and posted a $5 million bond. In August 2010, upon the motion of PM USA, the trial court entered an amended final judgment of approximately $12.3 million in compensatory damages and approximately $24.5 million in punitive damages to correct a clerical error. In June 2012, the Fourth District Court of Appeal affirmed the amended final judgment. In July 2012, PM USA filed a motion for rehearing. In December 2012, the Fourth District withdrew its prior decision, reversed the verdict as to compensatory and punitive damages and returned the case to the trial court for a new trial on the question of damages. In December 2012, plaintiff filed a motion for rehearing en banc or for certification to the Florida Supreme Court, which was denied in January 2013. In February 2013, plaintiff and PM USA each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court, which the Florida Supreme Court denied in February 2014. Upon retrial on the question of damages, in October 2013, the new jury awarded approximately $3.7 million in compensatory damages and $7.5 million in punitive damages. In October 2013, PM USA filed post-trial motions, which the trial court denied in April 2014. In May 2014, PM USA filed a notice of appeal to the Fourth District Court of Appeal and plaintiff cross-appealed. Also in May 2014, PM USA filed a rider with the Florida Supreme Court to make the previously-posted Naugle bond applicable to the retrial judgment.

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Plaintiff: Hess
Date:     February 2009

Verdict:
A Broward County jury found in favor of plaintiff and against PM USA. The jury awarded $3 million in compensatory damages and $5 million in punitive damages. In June 2009, the trial court entered final judgment and awarded plaintiff $1.26 million in actual damages and $5 million in punitive damages. The judgment reduced the jury’s $3 million award of compensatory damages due to the jury allocating 42% of the fault to PM USA.

Post-Trial Developments:
PM USA filed a notice of appeal to the Florida Fourth District Court of Appeal in July 2009. In May 2012, the Fourth District reversed and vacated the punitive damages award on the basis that it was barred by the statute of repose and affirmed the judgment in all other respects, upholding the compensatory damages award of $1.26 million. In June 2012, both parties filed rehearing motions with the Fourth District, which were denied in September 2012. In October 2012, PM USA and plaintiff filed notices to invoke the Florida Supreme Court’s discretionary jurisdiction. In the first quarter of 2013, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $3.2 million for the judgment plus interest and associated costs. In June 2013, the Florida Supreme Court accepted jurisdiction of plaintiff’s petition for review, but declined to accept jurisdiction of PM USA’s petition. Oral argument was heard in April 2014 in the Florida Supreme Court on the statute of repose question.
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Concluded Cases
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Plaintiff: Tullo
Date:     April 2011

Verdict:
A Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA, Lorillard and Liggett Group. The jury awarded a total of $4.5 million in compensatory damages and allocated 45% of the fault to PM USA (an amount of $2.025 million).

Post-Trial Developments:
In April 2011, the trial court entered final judgment. In July 2011, PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and posted a $2 million bond. In August 2013, the Fourth District Court of Appeal affirmed the judgment. In October 2013, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court, which declined jurisdiction in September 2014. In the third quarter of 2014, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $3.9 million for the judgment plus interest and associated costs and paid this amount in October 2014.
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Plaintiff: Barbanell
Date:     August 2009

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, awarding $5.3 million in compensatory damages. The judge had previously dismissed the punitive damages claim. In September 2009, the trial court entered final judgment and awarded plaintiff $1.95 million in actual damages. The judgment reduced the jury’s compensatory damages award due to the jury allocating 36.5% of the fault to PM USA.

Post-Trial Developments:
A notice of appeal was filed by PM USA in September 2009. In February 2012, the Florida Fourth District Court of Appeal reversed the judgment, holding that the statute of limitations barred plaintiff’s claims. In October 2012, on motion for rehearing, the Florida Fourth District Court of Appeal withdrew its prior decision and affirmed the trial court’s judgment. In November 2012, PM USA filed a notice to invoke the jurisdiction of the Florida Supreme Court, which the Florida Supreme Court denied. In the first quarter of 2014, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $3.6 million for the judgment plus interest and associated costs. In March 2014, PM USA filed a petition for writ of certiorari with the United States Supreme Court, which was denied in June 2014. Also in June 2014, PM USA paid the judgment plus interest and associated costs in the amount of approximately $3.6 million.
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Plaintiff: Lock
Date:     October 2012

Verdict:
A Pinellas County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $1.15 million in compensatory damages and allocated 9% of the fault to each of the defendants (an amount of $103,500).

Post-Trial Developments:
In November 2012, defendants filed several post-trial motions, including motions for a new trial, to set aside the verdict and to reduce the damages award by the amount of economic damages paid by third parties. In January 2013, the trial court orally denied all post-trial motions. In February 2013, the trial court entered final judgment. In March 2013, defendants filed a notice of appeal to the Florida Second District Court of Appeal. In March 2014, PM USA paid the judgment plus interest and associated costs in the amount of approximately $140,000.
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▪Engle Progeny Appellate Issues: Three Florida federal district courts (in the Merlob, B. Brown and Burr cases) ruled in 2008 that the findings in the first phase of the Engle proceedings cannot be used to satisfy elements of plaintiffs’ claims, and two of those rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification in both cases was granted by the U.S. Court of Appeals for the Eleventh Circuit and the appeals were consolidated. The appeal in Burr was dismissed for lack of

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prosecution, and the case was ultimately dismissed on statute of limitations grounds.
In July 2010, the Eleventh Circuit ruled in B. Brown that, as a matter of Florida law, plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. The Eleventh Circuit did not reach the issue of whether the use of the Engle findings violates defendants’ due process rights. Rather, the court held that plaintiffs may only use the findings to establish those specific facts, if any, that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made.
After the remand of B. Brown, several state appellate rulings superseded the Eleventh Circuit’s ruling on Florida state law. These cases include Martin, a case against R.J. Reynolds in Escambia County, and J. Brown, a case against R.J. Reynolds in Broward County. In December 2011, petitions for writ of certiorari were filed with the United States Supreme Court by R.J. Reynolds in Campbell, Martin, Gray and Hall and by PM USA and Liggett Group in Campbell. The United States Supreme Court denied defendants’ certiorari petitions in March 2012.
In Douglas, in March 2012, the Florida Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings with respect to strict liability claims but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants’ federal due process rights. In March 2013, the Florida Supreme Court affirmed the final judgment entered in favor of plaintiff upholding the use of the Engle jury findings with respect to strict liability and negligence claims. PM USA filed its petition for writ of certiorari with the United States Supreme Court in August 2013, which the court denied in October 2013.
Meanwhile, in the Waggoner case, the U.S. District Court for the Middle District of Florida ruled in December 2011 that application of the Engle findings to establish the wrongful conduct elements of plaintiffs’ claims consistent with Martin or J. Brown did not violate defendants’ due process rights.  PM USA and the other defendants sought appellate review of the due process ruling. In February 2012, the district court denied the motion for interlocutory appeal, but did apply the ruling to all active pending federal Engle progeny cases. As a result, R.J. Reynolds appealed the rulings in the Walker and Duke cases to the Eleventh Circuit, which, in September 2013, rejected the due process defense and affirmed the underlying judgments. In October 2013, R.J. Reynolds filed a petition for rehearing or rehearing en banc. Thereafter, the Eleventh Circuit vacated its decision and substituted a new opinion. In November 2013, the Eleventh Circuit denied R.J. Reynolds’ initial petition for rehearing. R.J. Reynolds filed a petition for rehearing en banc or panel rehearing of the substituted decision, which was denied in January 2014. In

March 2014, R.J. Reynolds filed petitions for writ of certiorari to the United States Supreme Court in the Walker and Duke cases, as well as in J. Brown. Defendants filed petitions for writ of certiorari in eight other Engle progeny cases that were tried in Florida state courts, including one case, Barbanell, in which PM USA is the defendant. In these eight petitions, defendants asserted questions similar to those in Walker, Duke and J. Brown. In June 2014, the United States Supreme Court denied defendants’ petitions for writ of certiorari in all 11 cases.
In Graham, an Engle progeny case against PM USA and R.J. Reynolds on appeal to the Eleventh Circuit Court of Appeals, defendants argued that the Engle progeny plaintiffs’ product liability claims are impliedly preempted by federal law. Oral argument was heard on November 20, 2014.
In Soffer, an Engle progeny case against R.J. Reynolds, the Florida First District Court of Appeal held that Engle progeny plaintiffs can recover punitive damages only on their intentional tort claims. In February 2014, the Florida Supreme Court accepted jurisdiction over plaintiff’s appeal from the Florida First District Court of Appeal’s holding and heard oral argument on December 4, 2014.
In Ciccone, an Engle progeny case against R.J. Reynolds, the Florida Fourth District Court of Appeal held that Engle progeny plaintiffs could establish class membership by showing that they developed symptoms during the Engle class period that could, in hindsight, be attributed to their smoking-related disease. The court certified a conflict with Castleman, a Florida First District Court of Appeal decision, which held that manifestation requires Engle progeny plaintiffs to have been aware during the class period that they had a disease caused by smoking in order to establish class membership. The Florida Supreme Court accepted jurisdiction in the Ciccone case in June 2014 and heard oral argument on December 4, 2014.

▪Florida Bond Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs in three state Engle progeny cases against R.J. Reynolds in Alachua County, Florida (Alexander, Townsend and Hall) and one case in Escambia County (Clay) challenged the constitutionality of the bond cap statute. The Florida Attorney General intervened in these cases in defense of the constitutionality of the statute.
Trial court rulings were rendered in Clay, Alexander, Townsend and Hall rejecting the plaintiffs’ bond cap statute challenges in those cases. The plaintiffs unsuccessfully appealed these rulings. In Alexander, Clay and Hall, the District Court of Appeal for the First District of Florida affirmed the trial court decisions and certified the decision in Hall for appeal to the Florida Supreme Court, but declined to certify the question of the constitutionality of the bond cap

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statute in Clay and Alexander. The Florida Supreme Court granted review of the Hall decision, but, in September 2012, the court dismissed the appeal as moot. In October 2012, the Florida Supreme Court denied the plaintiffs’ rehearing petition. In August 2013, in Calloway, discussed further below, plaintiff filed a motion in the trial court to determine the sufficiency of the bond posted by defendants on the ground that the bond cap statute is unconstitutional, which was denied.
No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court. However, in April 2013, PM USA, R.J. Reynolds and Lorillard filed a motion in the U.S. District Court for the Middle District of Florida to have the court apply the Florida bond cap statute to all federal Engle progeny cases. In August 2013, the court denied the motion without prejudice on the grounds that it was premature to adjudicate such issue.

Other Smoking and Health Class Actions

Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 59 smoking and health class actions involving PM USA in Arkansas (1), California (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1).
As of January 27, 2015, PM USA and Altria Group, Inc. are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

Medical Monitoring Class Actions

In medical monitoring actions, plaintiffs seek to recover the cost for, or otherwise the implementation of, court-supervised programs for ongoing medical monitoring purportedly on behalf of a class of individual plaintiffs. Plaintiffs in these cases seek to impose liability under various product-based causes of action and the creation of a court-supervised program providing members of the purported class Low Dose CT (“LDCT”) scanning in order to identify and diagnose lung cancer. Plaintiffs in these cases do not seek punitive damages, although plaintiffs in Donovan have indicated they may seek to treble any damages awarded. The future defense of these cases may be negatively impacted by evolving medical standards and practice.
One medical monitoring class action is currently pending against PM USA. In Donovan, filed in December 2006 in the U.S. District Court for the District of Massachusetts, plaintiffs purportedly brought the action on behalf of the state’s residents who are: age 50 or older; have smoked the Marlboro brand for 20 pack-years or more; and have neither been diagnosed with lung cancer nor are under investigation by a physician for suspected lung cancer. The Supreme Judicial Court of Massachusetts, in answering questions certified to it by the district court, held in October 2009 that under certain circumstances state law recognizes a claim by individual smokers for medical monitoring despite the absence of an actual injury. The court also ruled that whether or not the case is barred by the applicable statute of limitations is a factual issue to be determined by the trial court. The case was remanded to federal court for further proceedings. In June 2010, the district court granted in part the plaintiffs’ motion for class certification, certifying the class as to plaintiffs’ claims for breach of implied warranty and violation of the Massachusetts Consumer Protection Act, but denying certification as to plaintiffs’ negligence claim. In July 2010, PM USA petitioned the U.S. Court of Appeals for the First Circuit for appellate review of the class certification decision. The petition was denied in September 2010. As a remedy, plaintiffs have proposed a 28-year medical monitoring program with an approximate cost of $190 million. In June 2011, plaintiffs filed various motions for partial summary judgment and to strike affirmative defenses, which the district court denied in March 2012 without prejudice. In October 2011, PM USA filed a motion for class decertification, which motion was denied in March 2012. In February 2013, the district court amended the class definition to extend to individuals who satisfy the class membership criteria through February 26, 2013, and to exclude any individual who was not a Massachusetts resident as of February 26, 2013. In January 2014, plaintiffs renewed their previously filed motions for partial summary judgment and to strike affirmative defenses. In December 2014, the court issued its rulings on plaintiffs’ previously-filed motions, granting and denying the motions in part. A trial date has not been set.

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Other medical monitoring cases previously brought against PM USA include Caronia, filed in January 2006 in the U.S. district court for the Eastern District of New York. In January 2011, the district court dismissed plaintiffs’ implied warranty and medical monitoring claims and declared plaintiffs’ motion for class certification moot in light of the dismissal of the case. The plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit. In May 2013, the Second Circuit affirmed the dismissal of plaintiffs’ traditional negligence, strict liability and breach of warranty claims on the grounds of statute of limitations and the widespread knowledge regarding the risks of cigarette smoking, but certified certain questions to the New York State Court of Appeals, including whether New York would recognize an independent claim for medical monitoring. In May 2013, the New York Court of Appeals accepted the certified questions and, in December 2013, ruled that New York law does not allow for an independent cause of action for medical monitoring. The Second Circuit affirmed the district court’s dismissal of the entire case in April 2014, including the so-called independent claim for medical monitoring, and issued its mandate in May 2014. Two other cases (California (Xavier) and Florida (Gargano)) were dismissed in 2011.

Health Care Cost Recovery Litigation

▪Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
The claims asserted include the claim that cigarette manufacturers were “unjustly enriched” by plaintiffs’ payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.
Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit and statutes of limitations. In addition, defendants argue that they should be entitled to “set off” any alleged damages to the extent the plaintiffs benefit economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by “standing in the shoes” of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five circuit courts of appeals. In 2011, in the health care cost recovery case brought against PM USA and other defendants by the City of St. Louis, Missouri and approximately 40 Missouri hospitals, a verdict was returned in favor of defendants.
Individuals and associations have also sued in purported class actions or as private attorneys general under the Medicare as Secondary Payer (“MSP”) provisions of the Social Security Act to recover from defendants Medicare expenditures allegedly incurred for the treatment of smoking-related diseases. Cases were brought in New York (2), Florida (2) and Massachusetts (1). All were dismissed by federal courts.
In addition to the cases brought in the United States, health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria Group, Inc., in Israel (dismissed), the Marshall Islands (dismissed) and Canada (9), and other entities have stated that they are considering filing such actions.
In September 2005, in the first of several health care cost recovery cases filed in Canada, the Canadian Supreme Court ruled that legislation passed in British Columbia permitting the lawsuit is constitutional, and, as a result, the case, which had previously been dismissed by the trial court, was permitted to proceed. PM USA’s and other defendants’ challenge to the British Columbia court’s exercise of jurisdiction was rejected by the Court of Appeals of British Columbia and, in April 2007, the Supreme Court of Canada denied review of that decision. In December 2009, the Court of Appeals of British Columbia ruled that certain defendants can proceed against the Federal Government of Canada as third parties on the theory that the Federal Government of Canada negligently misrepresented to defendants the efficacy of a low tar tobacco variety that the Federal Government of Canada developed and licensed to defendants. In May 2010, the Supreme Court of Canada granted leave to the Federal Government of Canada to appeal this decision and leave to

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defendants to cross-appeal the Court of Appeals’ decision to dismiss claims against the Federal Government of Canada based on other theories of liability. In July 2011, the Supreme Court of Canada dismissed the third-party claims against the Federal Government of Canada.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan and Prince Edward Island have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria Group, Inc. and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan and Prince Edward Island cases. The Province of Nova Scotia and the territory of Nunavut have enacted similar legislation or are in the process of enacting similar legislation. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

▪Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the MSA with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the original participating manufacturers are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million. For the years ended December 31, 2014, 2013 and 2012, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements and the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was approximately $4.6 billion, $4.2 billion and $4.9 billion, respectively. The 2014 and 2013 amounts include a reduction to cost of sales of approximately $43 million and $664 million, respectively, related to the NPM Adjustment disputes discussed below.
The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

▪NPM Adjustment Disputes: PM USA is participating in proceedings regarding potential downward adjustments (the “NPM Adjustment”) to MSA payments made by manufacturers that are signatories to the MSA (the

“participating manufacturers” or “PMs”) for 2003-2012. The NPM Adjustment is a reduction in MSA payments that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers (“NPMs”) between 1997 and the year at issue, subject to certain conditions and defenses. The independent auditor appointed under the MSA calculates the maximum amount, if any, of the NPM Adjustment for any year in respect of which such NPM Adjustment is potentially applicable.

2003-2012 NPM Adjustment Disputes - Settlement with 24 States and Territories: PM USA has settled the NPM Adjustment disputes for the years 2003-2012 with 24 of the 52 MSA states and territories (the 24 states and territories are referred to as the “signatory states,” and the remaining MSA states and territories are referred to as the “non-signatory states”). Pursuant to the settlement, PM USA expects to receive a total of at least $599 million for 2003-2012. Of this total, PM USA has already received $579 million in the form of reductions to its MSA payments in 2013 or 2014 and expects to receive the remaining $20 million as a reduction to its MSA payment due in April 2015.
PM USA recorded $519 million of the $599 million as a reduction to cost of sales that increased its reported pre-tax earnings by $483 million and $36 million in the first quarter of 2013 and second quarter of 2013, respectively. The remainder of the $599 million consists of $80 million attributable to two states that joined the settlement after having been found subject to the 2003 NPM Adjustment by an arbitration panel in the third quarter of 2013, as discussed below. As a result of the arbitration panel’s findings, however, PM USA had already recorded $54 million in pre-tax earnings in respect of those two states for the 2003 NPM Adjustment before they joined the settlement, leaving an additional $26 million to be recorded when they joined the settlement. The $54 million already recorded consisted of $37 million recorded as a reduction to cost of sales and $17 million recorded as interest income. Because the $80 million settlement recovery would all be recorded as a reduction to cost of sales, upon these two states’ joinder of the settlement in the second quarter of 2014, PM USA recorded a further $43 million reduction to cost of sales while also recording a $17 million reduction in interest income to reverse the earlier recording of interest income in that amount. The result was a net increase in reported pre-tax earnings of $26 million in the second quarter of 2014.
In addition, the settlement provides that the NPM Adjustment provision will be revised and streamlined as to the signatory states for the years after 2012. Under the revised provision, the 2013 and 2014 NPM Adjustments are “transition years,” for which the PMs receive specified payments. PM USA has already received $35 million for the 2013 transition year pursuant to this revised provision in the form of a reduction to its MSA payments in 2014, resulting in a reduction to cost of sales in the first quarter of 2014. PM USA also expects to receive an additional $3 million for the

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2013 transition year as a result of the two additional states joining the settlement in the form of a reduction to its MSA payment due in April 2015. PM USA will also receive a payment for the 2014 transition year, in an amount subsequently to be calculated, in the form of a reduction to its MSA payment due in April 2015. PM USA, R.J. Reynolds and Lorillard (the “original participating manufacturers” or “OPMs”) have agreed that the amounts they receive under the settlement for the transition years and subsequent years will be allocated among them pursuant to a formula that modifies the MSA allocation formula in a manner favorable to PM USA, although the extent to which it remains favorable to PM USA will depend upon future developments.
Many of the non-signatory states objected to the settlement before the arbitration panel hearing the 2003 NPM Adjustment dispute. In March 2013, the panel issued a stipulated partial settlement and award (the “Stipulated Award”) rejecting the objections and permitting the settlement to proceed. Fourteen of the non-signatory states filed motions in their state courts to vacate and/or modify the Stipulated Award in whole or part. Decisions by the Pennsylvania, Missouri and Maryland courts on such motions, and the subsequent appeals of those rulings, are discussed below.  One state’s motion was denied without an appeal by the state. Another state’s motions remain pending in its state trial court. As for the remaining states, rulings rejecting their motions to vacate the Stipulated Award are on appeal by the respective states, or the motions have been voluntarily dismissed or stayed pending further state action.

2003-2013 NPM Adjustment Disputes - Continuing Disputes with Non-Signatory States: PM USA has continued to pursue the NPM Adjustments for 2003 and subsequent years with respect to the non-signatory states. Under the MSA, once all conditions for the NPM Adjustment for a particular year are met, each state may avoid an NPM Adjustment to its share of the PMs’ MSA payments for that year by establishing that it diligently enforced a qualifying escrow statute during the entirety of that year. Such a state’s share of the NPM Adjustment would then be reallocated to any states that are found not to have diligently enforced for that year. For 2003-2012, all conditions for the NPM Adjustment have been met, either by determination or agreement among the parties. For 2013, one condition (that the disadvantages of the MSA were a “significant factor” contributing to the PMs’ collective loss of market share) potentially remains in dispute; however, proceedings as to the “significant factor” issue for 2013 cannot be commenced until April 2015.

2003 NPM Adjustment. With one exception (Montana), the courts have ruled that the states’ claims of diligent enforcement are to be submitted to arbitration. PM USA and other PMs entered into an agreement with most of the MSA states and territories concerning the 2003 NPM Adjustment, under which such states and territories would receive a partial liability reduction of 20% for the 2003 NPM Adjustment in the event the arbitration panel determined that they did not diligently enforce during 2003. The Montana state courts ruled that Montana may litigate its diligent enforcement claims in state court, rather than in arbitration. In June 2012, the PMs and Montana entered a consent decree pursuant to which Montana would not be subject to the 2003 NPM Adjustment.
The 2003 arbitration was conducted from July 2010 to September 2013. Following discovery, the PMs determined no longer to contest the 2003 diligent enforcement claims of 14 of the non-signatory states in the arbitration. In the Stipulated Award, the arbitration panel ruled that the total 2003 NPM Adjustment would be reduced pro rata by the aggregate allocable share of the signatory states (at the relevant time, approximately 46%) to determine the maximum amount of the 2003 NPM Adjustment potentially available from the non-signatory states whose diligent enforcement claims the PMs continued to contest (the “pro rata judgment reduction”).
In September 2013, the arbitration panel issued rulings regarding the 15 contested states and territories that had not as of that time joined the settlement, ruling that six of them (Indiana, Kentucky, Maryland, Missouri, New Mexico and Pennsylvania) did not diligently enforce during 2003 and that nine of them did. Based on this ruling, the PMs are entitled to receive from the six non-diligent states the entire 2003 NPM Adjustment remaining after the pro rata judgment reduction. PM USA believes it is entitled to receive an NPM Adjustment for 2003 based on this ruling, after reflecting the 20% partial liability reduction noted above, of approximately $145 million. PM USA recorded this $145 million as a reduction to cost of sales, which increased its reported pre-tax earnings in the third quarter of 2013. In addition PM USA believes it would be entitled to interest on this amount of approximately $89 million. PM USA recorded $64 million of this amount as interest income, which reduced interest and other debt expense, net in the first quarter of 2014, but did not yet record the remaining $25 million based on its assessment of a certain dispute concerning interest discussed below.
After PM USA recorded these amounts, two of the six non-diligent states (Indiana and Kentucky) joined the settlement and became signatory states.  Those two states account for (i) $37 million of the $145 million NPM Adjustment for 2003 that PM USA recorded and (ii) $17 million of the interest that PM USA recorded.  PM USA will retain those amounts from the two states, plus receive additional amounts as part of the settlement recoveries for the 2003-2012 NPM Adjustment disputes described above. The remaining four states account for approximately (i) $108 million of the $145 million 2003 NPM Adjustment that PM USA recorded and (ii) $66 million of the $89 million of interest to which PM USA believes it would be entitled on the $145 million (and $47 million of the $64 million of interest that PM USA recorded). Each of these four states has filed a motion in its state court to (i) vacate the panel’s ruling as to its diligence and (ii) to modify the pro rata judgment reduction and to substitute a reduction method more favorable to the state. These four states

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have also raised a dispute concerning the independent auditor’s calculation of interest. In addition, one of the other OPMs has raised a dispute concerning the allocation of the interest and disputed payments account earnings among the OPMs.
In April 2014, a Pennsylvania state trial court denied Pennsylvania’s motion to vacate the arbitration panel’s ruling that Pennsylvania had not diligently enforced, but granted Pennsylvania’s motion to modify, with respect to Pennsylvania, the pro rata judgment reduction. In May 2014, a Missouri state trial court ruled similarly on Missouri’s motions. In July 2014, a Maryland state trial court denied both Maryland’s motion to vacate the arbitration panel’s ruling that Maryland had not diligently enforced and Maryland’s motion to vacate or modify the pro rata judgment reduction. PM USA is appealing the Pennsylvania and Missouri decisions modifying the pro rata judgment reduction. Maryland is appealing its court’s decision declining to modify the pro rata judgment reduction. Maryland and Missouri each is appealing its court’s ruling denying its motion to vacate the arbitration panel’s diligence ruling as to that state. The motions filed by the fourth state, New Mexico, remain pending in its state trial court.
As a result of the Pennsylvania state trial court ruling, the total 2014 MSA payment credit PM USA received on account of the 2003 NPM Adjustment from the four states was reduced from $108 million to $79 million, and the interest PM USA received from the four states was $48 million rather than the $66 million in interest to which PM USA believes it would be entitled from those four states. If PM USA is successful in judicial review of the Pennsylvania trial court ruling, it will recover the difference ($29 million of 2003 NPM Adjustment and $18 million in interest (subject to the separate interest disputes referenced above)), with interest, as a credit against a subsequent MSA payment. If PM USA is not successful on judicial review of the Pennsylvania trial court ruling, it would need to reverse $29 million of the 2003 NPM Adjustment and part of the interest that it recorded. Because the Missouri state trial court ruling post-dated PM USA’s April 2014 MSA payment, that ruling did not reduce the credit that PM USA received against that payment. If PM USA is not successful on judicial review of the Missouri court’s ruling, it will be required to return approximately $12 million of the 2003 NPM Adjustment and $7 million of the interest it received (in each case subject to confirmation by the independent auditor), plus applicable interest, and would need to make corresponding reversals to amounts previously recorded. In connection with the Missouri appeal, PM USA has posted a bond in the amount of $22 million. In addition, the other litigation and disputes discussed above could further reduce PM USA’s recovery on the 2003 NPM Adjustment or recovery of interest and potentially require PM USA to return amounts previously received and/or reverse amounts previously recorded. No assurance can be given that PM USA’s appeals of the Pennsylvania and Missouri state trial court rulings, or the other litigation and disputes discussed above, will be resolved in a manner favorable to PM USA.

2004-2013 NPM Adjustments. Proceedings regarding state diligent enforcement claims for 2004-2013 have not yet been scheduled. PM USA believes that the MSA requires these claims to be determined in a multi-state arbitration, although a number of non-signatory states have filed motions in their state courts contending that the claims are to be determined in separate arbitrations for individual states or that there is no arbitrable dispute for 2004. No assurance can be given as to when proceedings for 2004-2013 will be scheduled or the precise form those proceedings will take.
The independent auditor has calculated that PM USA’s share of the maximum potential NPM Adjustments for these years is (exclusive of interest or earnings): $388 million for 2004, $181 million for 2005, $154 million for 2006, $185 million for 2007, $250 million for 2008, $211 million for 2009, $219 million for 2010, $165 million for 2011, $207 million for 2012 and $215 million for 2013. These maximum amounts will be reduced by a judgment reduction to reflect the settlement with the signatory states. The judgment reduction method applicable to the 2004-2013 NPM Adjustments has not yet been determined. In addition, these maximum amounts may also be further reduced by other developments, including agreements that may be entered in the future, disputes that may arise or recalculation of the NPM Adjustment amounts by the independent auditor. Finally, PM USA’s recovery of these amounts, even as reduced, is dependent upon subsequent determinations of non-signatory states’ diligent enforcement claims. The availability and amount of any NPM Adjustment for 2004-2013 from the non-signatory states will not be finally determined in the near term. There is no assurance that the OPMs and other MSA-participating manufacturers will ultimately receive any adjustment from the non-signatory states as a result of these proceedings. PM USA’s receipt of amounts on account of the 2003 NPM Adjustment and interest from non-signatory states does not provide any assurance that PM USA will receive any NPM Adjustment amounts (or associated interest or earnings) for 2004 or any subsequent year.

▪Other Disputes Related to MSA Payments: In addition to the disputed NPM Adjustments described above, MSA states and PMs, including PM USA, conducted another arbitration to resolve certain other disputes related to the calculation of the participating manufacturers’ payments under the MSA. PM USA disputed the method by which ounces of “roll your own” tobacco had been converted to cigarettes for purposes of calculating the downward volume adjustments to its MSA payments, but in February 2013, the arbitration panel issued a ruling in favor of the MSA states. This same arbitration panel also issued a ruling in the dispute over whether the “adjusted gross” or the “net” number of cigarettes on which federal excise tax is paid is the correct methodology for calculating MSA payments due from certain subsequent participating manufacturers. PM USA does not currently have access to the data necessary to determine the

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magnitude and the direction of the effects of this ruling on past and future MSA payments from such subsequent participating manufacturers.

▪Other MSA-Related Litigation: Since the MSA’s inception, NPMs and/or their distributors or customers have filed a number of challenges to the MSA and related legislation. They have named as defendants the states and their officials, in an effort to enjoin enforcement of important parts of the MSA and related legislation, and/or participating manufacturers, in an effort to obtain damages. To date, no such challenge has been successful, and the U.S. Courts of Appeals for the Second, Third, Fourth, Fifth, Sixth, Eighth, Ninth and Tenth Circuits have affirmed judgments in favor of defendants in 16 such cases.

▪Federal Government’s Lawsuit: In 1999, the United States government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria Group, Inc., asserting claims under three federal statutes, namely the Medical Care Recovery Act (“MCRA”), the MSP provisions of the Social Security Act and the civil provisions of RICO. Trial of the case ended in June 2005. The lawsuit sought to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants’ fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans’ health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleged that such costs total more than $20 billion annually. It also sought what it alleged to be equitable and declaratory relief, including disgorgement of profits that arose from defendants’ allegedly tortious conduct, an injunction prohibiting certain actions by defendants, and a declaration that defendants are liable for the federal government’s future costs of providing health care resulting from defendants’ alleged past tortious and wrongful conduct. In September 2000, the trial court dismissed the government’s MCRA and MSP claims, but permitted discovery to proceed on the government’s claims for relief under the civil provisions of RICO.
The government alleged that disgorgement by defendants of approximately $280 billion is an appropriate remedy and the trial court agreed. In February 2005, however, a panel of the U.S. Court of Appeals for the District of Columbia Circuit held that disgorgement is not a remedy available to the government under the civil provisions of RICO. In October 2005, the United States Supreme Court denied the government’s petition for writ of certiorari.
In June 2005, the government filed with the trial court its proposed final judgment seeking remedies of approximately $14 billion, including $10 billion over a five-year period to fund a national smoking cessation program and $4 billion over a 10-year period to fund a public education and counter-marketing campaign. Further, the government’s proposed remedy would have required defendants to pay additional monies to these programs if targeted reductions in the smoking rate of those under 21 were not achieved according to a prescribed timetable. The government’s proposed remedies also included a series of measures and restrictions applicable to cigarette business operations, including, but not limited to, restrictions on advertising and marketing, potential measures with respect to certain price promotional activities and research and development, disclosure requirements for certain confidential data and implementation of a monitoring system with potential broad powers over cigarette operations.
In August 2006, the federal trial court entered judgment in favor of the government. The court held that certain defendants, including Altria Group, Inc. and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:

▪	defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;

▪	defendants hid from the public that cigarette smoking and nicotine are addictive;

▪	defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;

▪	defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;

▪	defendants falsely denied that they intentionally marketed to youth;

▪	defendants publicly and falsely denied that ETS is hazardous to non-smokers; and

▪	defendants suppressed scientific research.

The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through use of

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descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the Federal Trade Commission (“FTC”) for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the United States; and (ix) payment of the government’s costs in bringing the action.
Defendants appealed and, in May 2009, a three judge panel of the Court of Appeals for the District of Columbia Circuit issued a per curiam decision largely affirming the trial court’s judgment against defendants and in favor of the government. Although the panel largely affirmed the remedial order that was issued by the trial court, it vacated the following aspects of the order:

▪	its application to defendants’ subsidiaries;

▪	the prohibition on the use of express or implied health messages or health descriptors, but only to the extent of extraterritorial application;

▪	its point-of-sale display provisions; and

▪	its application to Brown & Williamson Holdings.

The Court of Appeals panel remanded the case for the trial court to reconsider these four aspects of the injunction and to reformulate its remedial order accordingly. Furthermore, the Court of Appeals panel rejected all of the government’s and intervenors’ cross-appeal arguments and refused to broaden the remedial order entered by the trial court. The Court of Appeals panel also left undisturbed its prior holding that the government cannot obtain disgorgement as a permissible remedy under RICO.
In July 2009, defendants filed petitions for a rehearing before the panel and for a rehearing by the entire Court of Appeals. Defendants also filed a motion to vacate portions of the trial court’s judgment on the grounds of mootness because of the passage of the Family Smoking Prevention and Tobacco Control Act (“FSPTCA”), granting the U.S. Food and Drug Administration (the “FDA”) broad authority over the regulation of tobacco products. In September 2009, the Court of Appeals entered three per curiam rulings. Two of them denied defendants’ petitions for panel rehearing or for rehearing en banc. In the third per curiam decision, the Court of Appeals denied defendants’ suggestion of mootness and motion for partial vacatur. In February 2010, PM USA and Altria Group, Inc. filed their certiorari petitions with the United States Supreme Court. In addition, the federal government and the intervenors filed their own certiorari petitions, asking the court to reverse an earlier Court of Appeals decision and hold that civil RICO allows the trial court to order disgorgement as well as other equitable relief, such as smoking cessation remedies, designed to redress continuing consequences of prior RICO violations. In June 2010, the United States Supreme Court denied all of the parties’ petitions. In July 2010, the Court of Appeals issued its mandate lifting the stay of the trial court’s judgment and remanding the case to the trial court. As a result of the mandate, except for those matters remanded to the trial court for further proceedings, defendants are now subject to the injunction discussed above and the other elements of the trial court’s judgment.
In February 2011, the government submitted its proposed corrective statements and the trial court referred issues relating to a document repository to a special master. Defendants filed a response to the government’s proposed corrective statements and filed a motion to vacate the trial court’s injunction in light of the FSPTCA, which motion was denied in June 2011. Defendants appealed the trial court’s ruling to the U.S. Court of Appeals for the District of Columbia Circuit. In July 2012, the Court of Appeals affirmed the district court’s denial of defendants’ motion to vacate the district court’s injunction.
Remaining issues pending include: (i) the content of the court-ordered corrective communications and (ii) the requirements related to point-of-sale signage. In November 2012, the district court issued its order specifying the content of the corrective communications described above. The district court’s order required the parties to engage in negotiations with the special master regarding implementation of the corrective communications remedy for television, newspapers, cigarette pack onserts and websites. In January 2013, defendants filed a notice of appeal from the order on the content and vehicles of the corrective communications and a motion to hold the appeal in abeyance pending completion of the negotiations, which the U.S. Court of Appeals granted in February 2013. In January 2014, the parties submitted a motion for entry of a consent order in the district court, setting forth their agreement on the implementation details of the corrective communications remedy. The agreement provides that the “trigger date” for implementation is after the appeal on the content of the

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communications has been exhausted. Also in January 2014, the district court convened a hearing and ordered further briefing. A number of amici who sought modification or rejection of the agreement for a variety of reasons were given leave to appear: National Newspaper Publishers Association, National Association of Black Owned Broadcasters, Inc., National Association for the Advancement of Colored People, The Little Rock Sun Community Newspaper, Turner Broadcasting System, Inc., The CW Network, LLC, Univision Communications Inc., Radio One, Inc., TV One, LLC, Interactive One, LLC, Fox Broadcasting Company, Viacom Inc. and A&E Television Networks, LLC. In April 2014, the parties filed an amended proposed consent order and accompanying submission in the district court seeking entry of a revised agreement on the implementation details of the corrective communications remedy. In June 2014, the district court approved the April 2014 proposed consent order. Also in June 2014, defendants filed a notice of appeal of the consent order solely for the purpose of perfecting the U.S. Court of Appeals’ jurisdiction over the pending appeal relating to the content and vehicles of the corrective communications and, in July 2014, defendants moved to consolidate this appeal with the appeal filed in January 2013. The U.S. Court of Appeals granted the motion to consolidate in August 2014. Oral argument is scheduled for February 23, 2015.
In the second quarter of 2014, Altria Group, Inc. and PM USA recorded provisions on each of their respective balance sheets totaling $31 million for the estimated costs of implementing the corrective communications remedy.  This estimate is subject to change due to several factors, including the outcome of the appeal on the content of the corrective communications, though Altria Group, Inc. and PM USA do not expect any change in this estimate to be material.
The consent order approved by the district court in June 2014 did not address the requirements related to point-of-sale signage. In May 2014, the district court ordered further briefing by the parties on the issue of corrective statements on point-of-sale signage, which was completed in June 2014.
In December 2011, the parties to the lawsuit entered into an agreement as to the issues concerning the document repository. Pursuant to this agreement, PM USA agreed to deposit an amount of approximately $3.1 million into the district court in installments over a five-year period.

“Lights/Ultra Lights” Cases

▪Overview: Plaintiffs in certain pending matters seek certification of their cases as class actions and allege, among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria Group, Inc. or its subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. As of January 27, 2015, a total of 12 such cases are pending in various U.S. state courts.
In El-Roy, a purported “Lights” class action in Israel, the trial court denied the plaintiffs’ motion for class certification and ordered the plaintiffs to pay defendants approximately $100,000 in attorneys’ fees. Plaintiffs in that case noticed an appeal. Oral argument at the Israel Supreme Court occurred on November 17, 2014, and the same day plaintiffs agreed to accept judgment against them in return for trial costs. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

▪The Good Case: In May 2006, a federal trial court in Maine granted PM USA’s motion for summary judgment in Good, a purported “Lights” class action, on the grounds that plaintiffs’ claims are preempted by the Federal Cigarette Labeling and Advertising Act (“FCLAA”) and dismissed the case. In December 2008, the United States Supreme Court ruled that plaintiffs’ claims are not barred by federal preemption. Although the Court rejected the argument that the FTC’s actions were so extensive with respect to the descriptors that the state law claims were barred as a matter of federal law, the Court’s decision was limited: it did not address the ultimate merits of plaintiffs’ claim, the viability of the action as a class action or other state law issues. The case was returned to the federal court in Maine and consolidated with other federal cases in the multidistrict litigation proceeding discussed below. In June 2011, the plaintiffs voluntarily dismissed the case without prejudice after the district court denied plaintiffs’ motion for class certification, concluding the litigation.

▪Federal Multidistrict Proceeding and Subsequent Developments: Since the December 2008 United States Supreme Court decision in Good, and through January 27, 2015, 26 purported “Lights” class actions were served upon PM USA and, in certain cases, Altria Group, Inc. These cases were filed in 15 states, the U.S. Virgin Islands and the District of Columbia. All of these cases either were filed in federal court or were removed to federal court by PM USA and were transferred and consolidated by the Judicial Panel on Multidistrict Litigation (“JPMDL”) before the U.S. District Court for the District of Maine for pretrial proceedings (“MDL proceeding”).
In November 2010, the district court in the MDL proceeding denied plaintiffs’ motion for class certification in

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four cases, covering the jurisdictions of California, the District of Columbia, Illinois and Maine. These jurisdictions were selected by the parties as sample cases, with two selected by plaintiffs and two selected by defendants. Plaintiffs sought appellate review of this decision but, in February 2011, the U.S. Court of Appeals for the First Circuit denied plaintiffs’ petition for leave to appeal. Later that year, plaintiffs in 13 cases voluntarily dismissed without prejudice their cases. In April 2012, the JPMDL remanded the remaining four cases (Phillips, Tang, Wyatt and Cabbat) back to the federal district courts in which the suits originated. These cases were ultimately resolved in a manner favorable to PM USA.
In Tang, which was pending in the U.S. District Court for the Eastern District of New York, the plaintiffs voluntarily dismissed the case without prejudice in July 2012, concluding the litigation. In Phillips, which was pending in the U.S. District Court for the Northern District of Ohio, following the district court’s denial of class certification, PM USA made an offer of judgment to resolve the case for $6,000, which plaintiff accepted, and the court dismissed the case. In Cabbat, the U.S. District Court for the District of Hawaii denied plaintiffs’ class certification motion in January 2014. After plaintiffs were unsuccessful in obtaining appellate review, in July 2014, the parties filed, and the court approved, a stipulation for dismissal with prejudice. In Wyatt, the U.S. District Court for the Eastern District of Wisconsin denied plaintiffs’ class certification motion in August 2013. After plaintiffs were unsuccessful in obtaining appellate review, PM USA made an offer of judgment to resolve the case for $1,000, which plaintiff accepted in September 2014. The district court dismissed the case in October 2014.

▪“Lights” Cases Dismissed, Not Certified or Ordered De-Certified: As of January 27, 2015, in addition to the federal district court in the MDL proceeding, 18 courts in 19 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA.
Trial courts in Arizona, Hawaii, Illinois, Kansas, New Jersey, New Mexico, Ohio, Tennessee, Washington and Wisconsin have refused to grant class certification or have dismissed plaintiffs’ class action allegations. Plaintiffs voluntarily dismissed a case in Michigan after a trial court dismissed the claims plaintiffs asserted under the Michigan Unfair Trade and Consumer Protection Act.
Several appellate courts have issued rulings that either affirmed rulings in favor of Altria Group, Inc. and/or PM USA or reversed rulings entered in favor of plaintiffs. In Florida, an intermediate appellate court overturned an order by a trial court that granted class certification in Hines. The Florida Supreme Court denied review in January 2008. The Supreme Court of Illinois overturned a judgment that awarded damages to a certified class in the Price case. See The Price Case below for further discussion. In Louisiana, the U.S. Court of Appeals for the Fifth Circuit dismissed a purported

“Lights” class action (Sullivan) on the grounds that plaintiffs’ claims were preempted by the FCLAA. In New York, the U.S. Court of Appeals for the Second Circuit overturned a trial court decision in Schwab that granted plaintiffs’ motion for certification of a nationwide class of all U.S. residents that purchased cigarettes in the United States that were labeled “Light” or “Lights.” In July 2010, plaintiffs in Schwab voluntarily dismissed the case with prejudice. In Ohio, the Ohio Supreme Court overturned class certifications in the Marrone and Phillips cases. Plaintiffs voluntarily dismissed without prejudice both cases in August 2009, but refiled in federal court as the Phillips case discussed above. The Supreme Court of Washington denied a motion for interlocutory review filed by the plaintiffs in the Davies case that sought review of an order by the trial court that refused to certify a class. Plaintiffs subsequently voluntarily dismissed the Davies case with prejudice. In August 2011, the U.S. Court of Appeals for the Seventh Circuit affirmed the Illinois federal district court’s dismissal of “Lights” claims brought against PM USA in the Cleary case. In Curtis, a certified class action, in May 2012, the Minnesota Supreme Court affirmed the trial court’s entry of summary judgment in favor of PM USA, concluding this litigation.
In Lawrence, in August 2012, the New Hampshire Supreme Court reversed the trial court’s order to certify a class and subsequently denied plaintiffs’ rehearing petition. In October 2012, the case was dismissed after plaintiffs filed a motion to dismiss the case with prejudice, concluding this litigation.

▪ State Trial Court Class Certifications: State trial courts have certified classes against PM USA in several jurisdictions. Over time, several such cases have been dismissed by the courts at the summary judgment stage. Certified class actions remain pending at the trial or appellate level in California (Brown), Massachusetts (Aspinall), Missouri (Larsen) and Arkansas (Miner). Significant developments in these cases include:

Aspinall: In August 2004, the Massachusetts Supreme Judicial Court affirmed the class certification order. In August 2006, the trial court denied PM USA’s motion for summary judgment and granted plaintiffs’ cross-motion for summary judgment on the defenses of federal preemption and a state law exemption to Massachusetts’ consumer protection statute. On motion of the parties, the trial court subsequently reported its decision to deny summary judgment to the appeals court for review and stayed further proceedings pending completion of the appellate review. In March 2009, the Massachusetts Supreme Judicial Court affirmed the order denying summary judgment to PM USA and granting the plaintiffs’ cross-motion. In January 2010, plaintiffs moved for partial summary judgment as to liability claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Health Care Cost Recovery Litigation - Federal Government’s Lawsuit described above). In March 2012, the

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trial court denied plaintiffs’ motion. In February 2013, the trial court, upon agreement of the parties, dismissed without prejudice plaintiffs’ claims against Altria Group, Inc. PM USA is now the sole defendant in the case. In September 2013, the case was transferred to the Business Litigation Session of the Massachusetts Superior Court. Also in September 2013, plaintiffs filed a motion for partial summary judgment on the scope of remedies available in the case, which the Massachusetts Superior Court denied in February 2014, concluding that plaintiffs cannot obtain disgorgement of profits as an equitable remedy and that their recovery is limited to actual damages or $25 per class member if they cannot prove actual damages greater than $25. Plaintiffs filed a motion asking the trial court to report its February 2014 ruling to the Massachusetts Appeals Court for review, which the trial court denied. In March 2014, plaintiffs petitioned the Massachusetts Appeals Court for review of the ruling, which the appellate court denied. Trial is scheduled to begin October 19, 2015.

Brown: In June 1997, plaintiffs filed suit in California state court alleging that domestic cigarette manufacturers, including PM USA and others, violated California law regarding unfair, unlawful and fraudulent business practices.  In May 2009, the California Supreme Court reversed an earlier trial court decision that decertified the class and remanded the case to the trial court.  At that time, the class consisted of individuals who, at the time they were residents of California, (i) smoked in California one or more cigarettes manufactured by PM USA that were labeled and/or advertised with the terms or phrases “light,” “medium,” “mild,” “low tar,” and/or “lowered tar and nicotine,” but not including any cigarettes labeled or advertised with the terms or phrases “ultra light” or “ultra low tar,” and (ii) who were exposed to defendant’s marketing and advertising activities in California.  Plaintiffs are seeking restitution of a portion of the costs of “light” cigarettes purchased during the class period and injunctive relief ordering corrective communications. In September 2012, at the plaintiffs’ request, the trial court dismissed all defendants except PM USA from the lawsuit.  Trial began in April 2013. In May 2013 the plaintiffs redefined the class to include California residents who smoked in California one or more of defendant’s Marlboro Lights cigarettes between January 1, 1998 and April 23, 2001, and who were exposed to defendant’s marketing and advertising activities in California. In June 2013, PM USA filed a motion to decertify the class. Trial concluded in July 2013. In September 2013, the court issued a final Statement of Decision, in which the court found that PM USA violated California law, but that plaintiffs had not established a basis for relief. On this basis, the court granted judgment for PM USA. The court also denied PM USA’s motion to decertify the class. In October 2013, the court entered final judgment in favor of PM USA. In November 2013, plaintiffs moved for a new trial, which the court denied. In December 2013, plaintiffs filed a notice of appeal and PM USA filed a conditional cross-appeal. In February 2014, the trial court awarded PM USA $764,553 in costs. Also in February 2014, plaintiffs appealed the costs award.

Larsen: In August 2005, a Missouri Court of Appeals affirmed the class certification order. In December 2009, the trial court denied plaintiffs’ motion for reconsideration of the period during which potential class members can qualify to become part of the class. The class period remains 1995-2003. In June 2010, PM USA’s motion for partial summary judgment regarding plaintiffs’ request for punitive damages was denied. In April 2010, plaintiffs moved for partial summary judgment as to an element of liability in the case, claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Health Care Cost Recovery Litigation - Federal Government’s Lawsuit described above). The plaintiffs’ motion was denied in December 2010. In June 2011, PM USA filed various summary judgment motions challenging the plaintiffs’ claims. In August 2011, the trial court granted PM USA’s motion for partial summary judgment, ruling that plaintiffs could not present a damages claim based on allegations that Marlboro Lights are more dangerous than Marlboro Reds. The trial court denied PM USA’s remaining summary judgment motions. Trial in the case began in September 2011 and, in October 2011, the court declared a mistrial after the jury failed to reach a verdict. In January 2014, the trial court reversed its prior ruling granting partial summary judgment against plaintiffs’ “more dangerous” claim and allowed plaintiffs to pursue that claim. In October 2014, PM USA filed motions to decertify the class and for partial summary judgment on plaintiffs’ “more dangerous” claim. A trial date has not been set.

Miner: In June 2007, the United States Supreme Court reversed the lower court rulings in Miner (formerly known as Watson) that denied plaintiffs’ motion to have the case heard in a state, as opposed to federal, trial court. The Supreme Court rejected defendants’ contention that the case must be tried in federal court under the “federal officer” statute. Following remand, the case was removed again to federal court in Arkansas and transferred to the MDL proceeding discussed above. In November 2010, the district court in the MDL proceeding remanded the case to Arkansas state court. In December 2011, plaintiffs voluntarily dismissed their claims against Altria Group, Inc. without prejudice. In March 2013, plaintiffs filed a class certification motion. In November 2013, the trial court granted class certification. The certified class includes those individuals who, from November 1, 1971 through June 22, 2010, purchased Marlboro Lights, including Marlboro Ultra Lights, for personal consumption in Arkansas. PM USA filed a notice of appeal of the class certification ruling to the Arkansas Supreme Court in December 2013. Oral argument is scheduled for February 12, 2015.

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▪Other Developments: In Oregon (Pearson), a state court denied plaintiffs’ motion for interlocutory review of the trial court’s refusal to certify a class. In February 2007, PM USA filed a motion for summary judgment based on federal preemption and the Oregon statutory exemption. In September 2007, the district court granted PM USA’s motion based on express preemption under the FCLAA, and plaintiffs appealed this dismissal and the class certification denial to the Oregon Court of Appeals. Argument was held in April 2010. In June 2013, the Oregon Court of Appeals reversed the trial court’s denial of class certification and remanded to the trial court for further consideration of class certification. In July 2013, PM USA filed a petition for reconsideration with the Oregon Court of Appeals, which was denied in August 2013. PM USA filed its petition for review to the Oregon Supreme Court in October 2013, which the court accepted in January 2014. Oral argument occurred in June 2014.
In December 2009, the state trial court in Carroll (formerly known as Holmes) (pending in Delaware) denied PM USA’s motion for summary judgment based on an exemption provision in the Delaware Consumer Fraud Act. In January 2011, the trial court allowed the plaintiffs to file an amended complaint substituting class representatives and naming Altria Group, Inc. and PMI as additional defendants. In February 2013, the trial court approved the parties’ stipulation to the dismissal without prejudice of Altria Group, Inc. and PMI, leaving PM USA as the sole defendant in the case.

▪The Price Case: Trial in Price commenced in state court in Illinois in January 2003 and, in March 2003, the judge found in favor of the plaintiff class and awarded $7.1 billion in compensatory damages and $3.0 billion in punitive damages against PM USA. In December 2005, the Illinois Supreme Court reversed the trial court’s judgment in favor of the plaintiffs. In November 2006, the United States Supreme Court denied plaintiffs’ petition for writ of certiorari and, in December 2006, the Circuit Court of Madison County enforced the Illinois Supreme Court’s mandate and dismissed the case with prejudice.
In December 2008, plaintiffs filed with the trial court a petition for relief from the final judgment that was entered in favor of PM USA. Specifically, plaintiffs sought to vacate the judgment entered by the trial court on remand from the 2005 Illinois Supreme Court decision overturning the verdict on the ground that the United States Supreme Court’s December 2008 decision in Good demonstrated that the Illinois Supreme Court’s decision was “inaccurate.” PM USA filed a motion to dismiss plaintiffs’ petition and, in February 2009, the trial court granted PM USA’s motion on the basis that the petition was not timely filed. In March 2009, the Price plaintiffs filed a notice of appeal with the Fifth Judicial District of the Appellate Court of Illinois. In February 2011, the intermediate appellate court ruled that the petition was timely filed and reversed the trial court’s dismissal of the plaintiffs’ petition and, in September 2011, the Illinois

Supreme Court declined PM USA’s petition for review. As a result, the case was returned to the trial court for proceedings on whether the court should grant the plaintiffs’ petition to reopen the prior judgment. In February 2012, plaintiffs filed an amended petition, which PM USA opposed. Subsequently, in responding to PM USA’s opposition to the amended petition, plaintiffs asked the trial court to reinstate the original judgment.  The trial court denied plaintiffs’ petition in December 2012. In January 2013, plaintiffs filed a notice of appeal with the Fifth Judicial District. In January 2013, PM USA filed a motion asking the Illinois Supreme Court to immediately exercise its jurisdiction over the appeal. In February 2013, the Illinois Supreme Court denied PM USA’s motion. Oral argument on plaintiffs’ appeal to the Fifth Judicial District was heard in October 2013. In April 2014, the Fifth Judicial District reversed and ordered reinstatement of the original $10.1 billion trial court judgment against PM USA. In May 2014, PM USA filed in the Illinois Supreme Court a petition for a supervisory order and a petition for leave to appeal. The filing of the petition for leave to appeal automatically stayed the Fifth District’s mandate pending disposition by the Illinois Supreme Court. Also in May 2014, plaintiffs filed a motion seeking recusal of Justice Karmeier, one of the Illinois Supreme Court justices, which PM USA opposed. In September 2014, the Illinois Supreme Court granted PM USA’s motion for leave to appeal and took no action on PM USA’s motion for a supervisory order. Justice Karmeier denied plaintiffs’ motion seeking his recusal.
In June 2009, the plaintiff in an individual smoker lawsuit (Kelly) brought on behalf of an alleged smoker of “Lights” cigarettes in Madison County, Illinois state court filed a motion seeking a declaration that his claims under the Illinois Consumer Fraud Act are not (i) barred by the exemption in that statute based on his assertion that the Illinois Supreme Court’s decision in Price is no longer good law in light of the decisions by the United States Supreme Court in Good and Watson, and (ii) preempted in light of the United States Supreme Court’s decision in Good. In September 2009, the court granted plaintiff’s motion as to federal preemption, but denied it with respect to the state statutory exemption.

Certain Other Tobacco-Related Litigation

▪Tobacco Price Case:  One case remains pending in Kansas (Smith) in which plaintiffs allege that defendants, including PM USA and Altria Group, Inc., conspired to fix cigarette prices in violation of antitrust laws. Plaintiffs’ motion for class certification was granted. In March 2012, the trial court granted defendants’ motions for summary judgment. Plaintiffs sought the trial court’s reconsideration of its decision, but in June 2012, the trial court denied plaintiffs’ motion for reconsideration. Plaintiffs appealed the decision, and defendants cross-appealed the trial court’s class certification decision, to the Court of Appeals of Kansas. In July 2014, the Court of Appeals affirmed the entry of summary judgment in favor of defendants. Plaintiffs filed a

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petition for review in the Kansas Supreme Court in August 2014.

▪Ignition Propensity Cases: PM USA and Altria Group, Inc. are currently facing litigation alleging that a fire caused by cigarettes led to individuals’ deaths.  In a Kentucky case (Walker), the federal district court denied plaintiffs’ motion to remand the case to state court and dismissed plaintiffs’ claims in February 2009. Plaintiffs subsequently filed a notice of appeal. In October 2011, the U.S. Court of Appeals for the Sixth Circuit reversed the portion of the district court decision that denied remand of the case to Kentucky state court and remanded the case to Kentucky state court. The Sixth Circuit did not address the merits of the district court’s dismissal order. Defendants’ petition for rehearing with the Sixth Circuit was denied in December 2011. Defendants filed a renewed motion to dismiss in state court in March 2013. Based on new evidence, in June 2013, defendants removed the case for a second time to the U.S. District Court for the Western District of Kentucky and re-filed their motion to dismiss in June 2013. In July 2013, plaintiffs filed a motion to remand the case to Kentucky state court, which was granted in March 2014.

▪False Claims Act Case: PM USA is a defendant in a qui tam action filed in the U.S. District Court for the District of Columbia (United States ex rel. Anthony Oliver) alleging violation of the False Claims Act in connection with sales of cigarettes to the U.S. military. The relator contends that PM USA violated “most favored customer” provisions in government contracts and regulations by selling cigarettes to non-military customers in overseas markets at more favorable prices than it sold to the U.S. military exchange services for resale on overseas military bases in those same markets. The relator has dropped Altria Group, Inc. as a defendant and has dropped claims related to post-MSA price increases on cigarettes sold to the U.S. military. In July 2012, PM USA filed a motion to dismiss, which was granted on jurisdictional grounds in June 2013, and the case was dismissed with prejudice. In July 2013, the relator appealed the dismissal to the U.S. Court of Appeals for the District of Columbia Circuit. Oral argument occurred in May 2014. In August 2014, the Court of Appeals reversed the jurisdictional issue and remanded the case to the district court for further proceedings, including consideration of PM USA’s alternative grounds for dismissal. On October 28, 2014, PM USA filed a second motion to dismiss in the U.S. District Court for the District of Columbia for lack of subject matter jurisdiction based on issues left unresolved by the opinion of the Court of Appeals for the District of Columbia Circuit.

▪Argentine Grower Cases: PM USA and Altria Group, Inc. are named as defendants in six cases (Hupan, Chalanuk, Rodriguez Da Silva, Aranda, Taborda and Biglia) filed in Delaware state court against multiple defendants by the parents of Argentine children born with alleged birth defects.

Plaintiffs in these cases allege that they grew tobacco in Argentina under contract with Tabacos Norte S.A., an alleged subsidiary of PMI, and that they and their infant children were exposed directly and in utero to hazardous herbicides and pesticides used in the production and cultivation of tobacco. Plaintiffs seek compensatory and punitive damages against all defendants. In December 2012, Altria Group, Inc. and certain other defendants were dismissed from the Hupan, Chalanuk and Rodriguez Da Silva cases. Altria Group, Inc. and certain other defendants were dismissed from Aranda, Taborda and Biglia in May 2013, October 2013 and February 2014, respectively. The three remaining defendants in the six cases are PM USA, Philip Morris Global Brands Inc. (a subsidiary of PMI) and Monsanto Company. Following discussions regarding indemnification for these cases pursuant to the Distribution Agreement between PMI and Altria Group, Inc., PMI and PM USA have agreed to resolve conflicting indemnity demands after final judgments are entered. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement. In April 2014, all three defendants in the Hupan case filed motions to dismiss for failure to state a claim, and PM USA and Philip Morris Global Brands filed separate motions to dismiss based on the doctrine of forum non conveniens. All proceedings in the other five cases are currently stayed pending the court’s resolution of the motions to dismiss filed in Hupan.

UST Litigation

Claims related to smokeless tobacco products generally fall within the following categories:
First, UST and/or its tobacco subsidiaries have been named in certain actions in West Virginia (See In re: Tobacco Litigation above) brought by or on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are five individuals alleging use of USSTC’s smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products. USSTC, along with other non-cigarette manufacturers, has remained severed from such proceedings since December 2001.
Second, UST and/or its tobacco subsidiaries has been named in a number of other individual tobacco and health suits over time. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs seek various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of

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limitations. USSTC is currently named in one such action in Florida (Vassallo). In December 2014, the court entered a scheduling order setting trial to commence in the first quarter of 2016.

Environmental Regulation
Altria Group, Inc. and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: The Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria Group, Inc. are involved in several matters subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria Group, Inc.’s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria Group, Inc. may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.’s consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, certain subsidiaries of Altria Group, Inc. have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2014, Altria Group, Inc. and certain of its subsidiaries (i) had $66 million of unused letters of credit obtained in the ordinary course of business; (ii) were contingently liable for $32 million of guarantees, consisting primarily of surety bonds, related to their own performance; and (iii) had a redeemable noncontrolling interest of $35 million recorded on its consolidated balance sheet. In addition, from time to time, subsidiaries of Altria Group, Inc. issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria Group, Inc.’s liquidity.
Under the terms of a distribution agreement between Altria Group, Inc. and PMI (the “Distribution Agreement”),

entered into as a result of Altria Group, Inc.’s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria Group, Inc. and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria Group, Inc. does not have a related liability recorded on its consolidated balance sheet at December 31, 2014 as the fair value of this indemnification is insignificant.
As more fully discussed in Note 19. Condensed Consolidating Financial Information, PM USA has issued guarantees relating to Altria Group, Inc.’s obligations under its outstanding debt securities, borrowings under the Credit Agreement and amounts outstanding under its commercial paper program.

Redeemable Noncontrolling Interest
In September 2007, Ste. Michelle completed the acquisition of Stag’s Leap Wine Cellars through one of its consolidated subsidiaries, Michelle-Antinori, LLC (“Michelle-Antinori”), in which Ste. Michelle holds an 85% ownership interest with a 15% noncontrolling interest held by Antinori California (“Antinori”). In connection with the acquisition of Stag’s Leap Wine Cellars, Ste. Michelle entered into a put arrangement with Antinori. The put arrangement, as later amended, provides Antinori with the right to require Ste. Michelle to purchase its 15% ownership interest in Michelle-Antinori at a price equal to Antinori’s initial investment of $27 million. The put arrangement became exercisable in September 2010 and has no expiration date. As of December 31, 2014, the redemption value of the put arrangement did not exceed the noncontrolling interest balance. Therefore, no adjustment to the value of the redeemable noncontrolling interest was recognized on the consolidated balance sheet for the put arrangement.
The noncontrolling interest put arrangement is accounted for as mandatorily redeemable securities because redemption is outside of the control of Ste. Michelle. As such, the redeemable noncontrolling interest is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2014 and 2013.

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Note 19. Condensed Consolidating Financial Information
PM USA, which is a 100% owned subsidiary of Altria Group, Inc., has guaranteed Altria Group, Inc.’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, PM USA fully and unconditionally guarantees, as primary obligor, the payment and performance of Altria Group, Inc.’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that PM USA guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of PM USA under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria Group, Inc. or PM USA.
The obligations of PM USA under the Guarantees are limited to the maximum amount as will not result in PM USA’s obligations under the Guarantees constituting a fraudulent transfer or conveyance, after giving effect to such maximum amount and all other contingent and fixed liabilities of PM USA that are relevant under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantees. For this purpose, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.
PM USA will be unconditionally released and discharged from the Obligations upon the earliest to occur of:
▪the date, if any, on which PM USA consolidates with or merges into Altria Group, Inc. or any successor;
▪the date, if any, on which Altria Group, Inc. or any successor consolidates with or merges into PM USA;
▪the payment in full of the Obligations pertaining to such Guarantees; and
▪the rating of Altria Group, Inc.’s long-term senior unsecured debt by Standard & Poor’s of A or higher.
At December 31, 2014, the respective principal 100% owned subsidiaries of Altria Group, Inc. and PM USA were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
The following sets forth the condensed consolidating balance sheets as of December 31, 2014 and 2013, condensed consolidating statements of earnings and comprehensive earnings for the years ended December 31, 2014, 2013 and 2012, and condensed consolidating statements of cash flows for the years ended December 31, 2014, 2013 and 2012 for Altria Group, Inc., PM USA and Altria Group, Inc.’s other subsidiaries that are not guarantors of Altria Group, Inc.’s debt instruments (the “Non-Guarantor Subsidiaries”). The financial information is based on Altria Group, Inc.’s understanding of the Securities and Exchange Commission (“SEC”) interpretation and application of Rule 3-10 of SEC Regulation S-X.
The financial information may not necessarily be indicative of results of operations or financial position had PM USA and the Non-Guarantor Subsidiaries operated as independent entities. Altria Group, Inc. and PM USA account for investments in their subsidiaries under the equity method of accounting.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$3,281	$3	$37	$—	$3,321
Receivables	—	6	118	—	124
Inventories:
Leaf tobacco	—	616	375	—	991
Other raw materials	—	132	68	—	200
Work in process	—	4	425	—	429
Finished product	—	134	286	—	420
	—	886	1,154	—	2,040
Due from Altria Group, Inc. and subsidiaries	568	3,535	1,279	(5,382)	—
Deferred income taxes	—	1,190	9	(56)	1,143
Other current assets	54	101	122	(27)	250
Total current assets	3,903	5,721	2,719	(5,465)	6,878
Property, plant and equipment, at cost	—	3,112	1,643	—	4,755
Less accumulated depreciation	—	2,091	681	—	2,772
	—	1,021	962	—	1,983
Goodwill	—	—	5,285	—	5,285
Other intangible assets, net	—	2	12,047	—	12,049
Investment in SABMiller	6,183	—	—	—	6,183
Investment in consolidated subsidiaries	10,665	2,775	—	(13,440)	—
Finance assets, net	—	—	1,614	—	1,614
Due from Altria Group, Inc. and subsidiaries	4,790	—	—	(4,790)	—
Other assets	148	541	121	(327)	483
Total Assets	$25,689	$10,060	$22,748	$(24,022)	$34,475

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$1,000	$—	$—	$—	$1,000
Accounts payable	18	118	280	—	416
Accrued liabilities:
Marketing	—	505	113	—	618
Employment costs	18	10	158	—	186
Settlement charges	—	3,495	5	—	3,500
Other	321	400	287	(83)	925
Dividends payable	1,028	—	—	—	1,028
Due to Altria Group, Inc. and subsidiaries	4,414	402	566	(5,382)	—
Total current liabilities	6,799	4,930	1,409	(5,465)	7,673
Long-term debt	13,693	—	—	—	13,693
Deferred income taxes	1,754	—	4,661	(327)	6,088
Accrued pension costs	233	—	779	—	1,012
Accrued postretirement health care costs	—	1,608	853	—	2,461
Due to Altria Group, Inc. and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	196	151	156	—	503
Total Liabilities	22,675	6,689	12,648	(10,582)	31,430
Contingencies
Redeemable noncontrolling interest	—	—	35	—	35
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,735	3,310	10,688	(13,998)	5,735
Earnings reinvested in the business	26,277	402	995	(1,397)	26,277
Accumulated other comprehensive losses	(2,682)	(341)	(1,623)	1,964	(2,682)
Cost of repurchased stock	(27,251)	—	—	—	(27,251)
Total stockholders’ equity attributable to Altria Group, Inc.	3,014	3,371	10,069	(13,440)	3,014
Noncontrolling interests	—	—	(4)	—	(4)
Total stockholders’ equity	3,014	3,371	10,065	(13,440)	3,010
Total Liabilities and Stockholders’ Equity	$25,689	$10,060	$22,748	$(24,022)	$34,475

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$3,114	$1	$60	$—	$3,175
Receivables	—	11	104	—	115
Inventories:
Leaf tobacco	—	564	369	—	933
Other raw materials	—	121	59	—	180
Work in process	—	3	391	—	394
Finished product	—	141	231	—	372
	—	829	1,050	—	1,879
Due from Altria Group, Inc. and subsidiaries	590	3,253	1,706	(5,549)	—
Deferred income taxes	2	1,133	26	(61)	1,100
Other current assets	109	125	105	(18)	321
Total current assets	3,815	5,352	3,051	(5,628)	6,590
Property, plant and equipment, at cost	2	3,269	1,546	—	4,817
Less accumulated depreciation	2	2,168	619	—	2,789
	—	1,101	927	—	2,028
Goodwill	—	—	5,174	—	5,174
Other intangible assets, net	—	2	12,056	—	12,058
Investment in SABMiller	6,455	—	—	—	6,455
Investment in consolidated subsidiaries	11,227	2,988	—	(14,215)	—
Finance assets, net	—	—	1,997	—	1,997
Due from Altria Group, Inc. and subsidiaries	4,790	—	—	(4,790)	—
Other assets	157	455	218	(273)	557
Total Assets	$26,444	$9,898	$23,423	$(24,906)	$34,859

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$525	$—	$—	$—	$525
Accounts payable	26	106	277	—	409
Accrued liabilities:
Marketing	—	464	48	—	512
Employment costs	94	10	151	—	255
Settlement charges	—	3,386	5	—	3,391
Other	302	531	253	(79)	1,007
Dividends payable	959	—	—	—	959
Due to Altria Group, Inc. and subsidiaries	4,487	473	589	(5,549)	—
Total current liabilities	6,393	4,970	1,323	(5,628)	7,058
Long-term debt	13,692	—	300	—	13,992
Deferred income taxes	1,867	—	5,260	(273)	6,854
Accrued pension costs	197	—	15	—	212
Accrued postretirement health care costs	—	1,437	718	—	2,155
Due to Altria Group, Inc. and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	176	130	129	—	435
Total Liabilities	22,325	6,537	12,535	(10,691)	30,706
Contingencies
Redeemable noncontrolling interest	—	—	35	—	35
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,714	3,310	10,328	(13,638)	5,714
Earnings reinvested in the business	25,168	282	1,498	(1,780)	25,168
Accumulated other comprehensive losses	(1,378)	(231)	(981)	1,212	(1,378)
Cost of repurchased stock	(26,320)	—	—	—	(26,320)
Total stockholders’ equity attributable to Altria Group, Inc.	4,119	3,361	10,854	(14,215)	4,119
Noncontrolling interests	—	—	(1)	—	(1)
Total stockholders’ equity	4,119	3,361	10,853	(14,215)	4,118
Total Liabilities and Stockholders’ Equity	$26,444	$9,898	$23,423	$(24,906)	$34,859

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,298	$3,267	$(43)	$24,522
Cost of sales	—	6,722	1,106	(43)	7,785
Excise taxes on products	—	6,358	219	—	6,577
Gross profit	—	8,218	1,942	—	10,160
Marketing, administration and research costs	231	1,889	419	—	2,539
Changes to Mondelēz & PMI tax-related receivables/payables	2	—	—	—	2
Asset impairment and exit costs	—	(6)	5	—	(1)
Operating (expense) income	(233)	6,335	1,518	—	7,620
Interest and other debt expense (income), net	614	(46)	240	—	808
Loss on early extinguishment of debt	—	—	44	—	44
Earnings from equity investment in SABMiller	(1,006)	—	—	—	(1,006)
Earnings before income taxes and equity earnings of subsidiaries	159	6,381	1,234	—	7,774
(Benefit) provision for income taxes	(119)	2,381	442	—	2,704
Equity earnings of subsidiaries	4,792	244	—	(5,036)	—
Net earnings	5,070	4,244	792	(5,036)	5,070
Net earnings attributable to noncontrolling interests	—	—	—	—	—
Net earnings attributable to Altria Group, Inc.	$5,070	$4,244	$792	$(5,036)	$5,070

Net earnings	$5,070	$4,244	$792	$(5,036)	$5,070
Other comprehensive losses, net of deferred income taxes	(1,304)	(110)	(642)	752	(1,304)
Comprehensive earnings	3,766	4,134	150	(4,284)	3,766
Comprehensive earnings attributable to noncontrolling interests	—	—	—	—	—
Comprehensive earnings attributable to Altria Group, Inc.	$3,766	$4,134	$150	$(4,284)	$3,766

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,231	$3,269	$(34)	$24,466
Cost of sales	—	6,281	959	(34)	7,206
Excise taxes on products	—	6,553	250	—	6,803
Gross profit	—	8,397	2,060	—	10,457
Marketing, administration and research costs	223	1,837	280	—	2,340
Changes to Mondelēz and PMI tax-related receivables/payables	25	(3)	—	—	22
Asset impairment and exit costs	—	3	8	—	11
Operating (expense) income	(248)	6,560	1,772	—	8,084
Interest and other debt expense, net	643	2	404	—	1,049
Loss on early extinguishment of debt	1,084	—	—	—	1,084
Earnings from equity investment in SABMiller	(991)	—	—	—	(991)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(984)	6,558	1,368	—	6,942
(Benefit) provision for income taxes	(488)	2,406	489	—	2,407
Equity earnings of subsidiaries	5,031	216	—	(5,247)	—
Net earnings	4,535	4,368	879	(5,247)	4,535
Net earnings attributable to noncontrolling interests	—	—	—	—	—
Net earnings attributable to Altria Group, Inc.	$4,535	$4,368	$879	$(5,247)	$4,535

Net earnings	$4,535	$4,368	$879	$(5,247)	$4,535
Other comprehensive earnings, net of deferred income taxes	662	198	910	(1,108)	662
Comprehensive earnings	5,197	4,566	1,789	(6,355)	5,197
Comprehensive earnings attributable to noncontrolling interests	—	—	—	—	—
Comprehensive earnings attributable to Altria Group, Inc.	$5,197	$4,566	$1,789	$(6,355)	$5,197

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,531	$3,110	$(23)	$24,618
Cost of sales	—	7,067	893	(23)	7,937
Excise taxes on products	—	6,831	287	—	7,118
Gross profit	—	7,633	1,930	—	9,563
Marketing, administration and research costs	210	1,867	224	—	2,301
Changes to Mondelēz and PMI tax-related receivables/payables	(52)	—	—	—	(52)
Asset impairment and exit costs	1	59	1	—	61
Operating (expense) income	(159)	5,707	1,705	—	7,253
Interest and other debt expense (income), net	705	(3)	424	—	1,126
Loss on early extinguishment of debt	874	—	—	—	874
Earnings from equity investment in SABMiller	(1,224)	—	—	—	(1,224)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(514)	5,710	1,281	—	6,477
(Benefit) provision for income taxes	(196)	2,100	390	—	2,294
Equity earnings of subsidiaries	4,498	218	—	(4,716)	—
Net earnings	4,180	3,828	891	(4,716)	4,183
Net earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Net earnings attributable to Altria Group, Inc.	$4,180	$3,828	$888	$(4,716)	$4,180

Net earnings	$4,180	$3,828	$891	$(4,716)	$4,183
Other comprehensive losses, net of deferred income taxes	(153)	(117)	(242)	359	(153)
Comprehensive earnings	4,027	3,711	649	(4,357)	4,030
Comprehensive earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Comprehensive earnings attributable to Altria Group, Inc.	$4,027	$3,711	$646	$(4,357)	$4,027

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2014	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$4,924	$4,451	$707	$(5,419)	$4,663
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(44)	(119)	—	(163)
Acquisition of Green Smoke, net of acquired cash	—	—	(102)	—	(102)
Proceeds from finance assets	—	—	369	—	369
Other	—	70	3	—	73
Net cash provided by investing activities	—	26	151	—	177
Cash Provided by (Used in) Financing Activities
Long-term debt issued	999	—	—	—	999
Long-term debt repaid	(525)	—	(300)	—	(825)
Repurchases of common stock	(939)	—	—	—	(939)
Dividends paid on common stock	(3,892)	—	—	—	(3,892)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	(411)	(351)	762	—	—
Financing fees and debt issuance costs	(7)	—	—	—	(7)
Premiums and fees related to early extinguishment of debt	—	—	(44)	—	(44)
Cash dividends paid to parent	—	(4,124)	(1,295)	5,419	—
Other	18	—	(4)	—	14
Net cash used in financing activities	(4,757)	(4,475)	(881)	5,419	(4,694)
Cash and cash equivalents:
Increase (decrease)	167	2	(23)	—	146
Balance at beginning of year	3,114	1	60	—	3,175
Balance at end of year	$3,281	$3	$37	$—	$3,321

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$4,520	$4,192	$387	$(4,724)	$4,375
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(31)	(100)	—	(131)
Proceeds from finance assets	—	—	716	—	716
Other	—	—	17	—	17
Net cash (used in) provided by investing activities	—	(31)	633	—	602
Cash Provided by (Used in) Financing Activities
Long-term debt issued	4,179	—	—	—	4,179
Long-term debt repaid	(3,559)	—	—	—	(3,559)
Repurchases of common stock	(634)	—	—	—	(634)
Dividends paid on common stock	(3,612)	—	—	—	(3,612)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	432	240	(672)	—	—
Financing fees and debt issuance costs	(39)	—	—	—	(39)
Premiums and fees related to early extinguishment of debt	(1,054)	—	—	—	(1,054)
Cash dividends paid to parent	—	(4,400)	(324)	4,724	—
Other	19	—	(2)	—	17
Net cash used in financing activities	(4,268)	(4,160)	(998)	4,724	(4,702)
Cash and cash equivalents:
Increase	252	1	22	—	275
Balance at beginning of year	2,862	—	38	—	2,900
Balance at end of year	$3,114	$1	$60	$—	$3,175

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$3,063	$4,200	$549	$(3,927)	$3,885
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(35)	(89)	—	(124)
Proceeds from finance assets	—	—	1,049	—	1,049
Other	—	—	(5)	—	(5)
Net cash (used in) provided by investing activities	—	(35)	955	—	920
Cash Provided by (Used in) Financing Activities
Long-term debt issued	2,787	—	—	—	2,787
Long-term debt repaid	(2,000)	—	(600)	—	(2,600)
Repurchases of common stock	(1,082)	—	—	—	(1,082)
Dividends paid on common stock	(3,400)	—	—	—	(3,400)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	1,128	(475)	(653)	—	—
Financing fees and debt issuance costs	(22)	—	—	—	(22)
Premiums and fees related to early extinguishment of debt	(864)	—	—	—	(864)
Cash dividends paid to parent	—	(3,690)	(237)	3,927	—
Other	7	—	(1)	—	6
Net cash used in financing activities	(3,446)	(4,165)	(1,491)	3,927	(5,175)
Cash and cash equivalents:
(Decrease) increase	(383)	—	13	—	(370)
Balance at beginning of year	3,245	—	25	—	3,270
Balance at end of year	$2,862	$—	$38	$—	$2,900

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 20. Quarterly Financial Data (Unaudited)

	2014 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,517	$6,256	$6,491	$6,258
Gross profit	$2,256	$2,603	$2,674	$2,627
Net earnings	$1,175	$1,262	$1,397	$1,236
Net earnings attributable to Altria Group, Inc.	$1,175	$1,262	$1,397	$1,236
Per share data:
Basic and diluted EPS attributable to Altria Group, Inc.	$0.59	$0.64	$0.71	$0.63
Dividends declared	$0.48	$0.48	$0.52	$0.52
Market price — high	$38.38	$43.38	$46.20	$51.67
— low	$33.80	$37.13	$40.26	$44.59

	2013 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,528	$6,305	$6,553	$6,080
Gross profit	$2,674	$2,554	$2,821	$2,408
Net earnings	$1,385	$1,266	$1,396	$488
Net earnings attributable to Altria Group, Inc.	$1,385	$1,266	$1,396	$488
Per share data:
Basic and diluted EPS attributable to Altria Group, Inc.	$0.69	$0.63	$0.70	$0.24
Dividends declared	$0.44	$0.44	$0.48	$0.48
Market price — high	$35.47	$37.61	$37.48	$38.58
— low	$31.85	$34.08	$33.12	$34.23
During 2014 and 2013, the following pre-tax charges or (gains) were included in net earnings attributable to Altria Group, Inc.:

	2014 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$(64)	$(26)	$—	$—
Tobacco and health litigation items, including accrued interest	4	31	4	5
Asset impairment, exit, integration and acquisition-related costs	2	(1)	15	5
Loss on early extinguishment of debt	—	—	—	44
SABMiller special items	9	23	(42)	35
	$(49)	$27	$(23)	$89

	2013 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$(483)	$(36)	$(145)	$—
Tobacco and health litigation items, including accrued interest	6	—	16	—
Asset impairment, exit and implementation costs	1	1	—	10
Loss on early extinguishment of debt	—	—	—	1,084
SABMiller special items	15	(4)	14	6
	$(461)	$(39)	$(115)	$1,100
As discussed in Note 14. Income Taxes, Altria Group, Inc. has recognized income tax benefits and charges in the consolidated statements of earnings during 2014 and 2013 as a result of various tax events.